Exhibit 99.1

IV. INFORMATION REGARDING THE NET ASSETS, FINANCIAL SITUATION AND OPERATING RESULTS OF CTI

This chapter presents an overview of the consolidated financial position of CTI as of December 31, 2002, 2001 and 2000, as of June 30, 2003, and as of September 30, 2003, and the consolidated results of its operations, its changes in stockholders’ equity (deficit) and its cash flows for each of the three years in the three-year period ended December 31, 2002, for the six-month periods ended June 30, 2003 and 2002 and for the three months ended September 30, 2003 and 2002. These consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the U.S. of America (hereinafter, “U.S. GAAP”). There has been no variation in the application of U.S. GAAP in the financial statements presented, except for the adoption of new accounting standards as described in Section 4.5. A description of the primary differences between U.S. GAAP and Italian GAAP is included in Paragraph 4.11 of this Chapter. All figures in the financial statements included in this chapter are expressed in U.S. dollars. The consolidated financial statements of CTI as of and for the years ended December 31, 2002, 2001 and 2000 have been audited by Ernst & Young LLP, independent accountants.

Paragraphs 4.9 and 4.10 present the pro forma condensed combined financial information (hereinafter “Pro forma information”), based on the historical financial statements of CTI and Novuspharma prepared in accordance with U.S. GAAP and has been prepared to illustrate the effect of the Merger between CTI and Novuspharma.

4.1. Consolidated Balance Sheets and Statements of Operations of CTI as of and for the years ended December 31, 2002, 2001 and 2000

4.1.1 Consolidated Balance Sheets of CTI as of December 31, 2002, 2001 and 2000

	December 31,
	2002	2001	2000
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$17,946	$38,688	$23,735
Securities available—for—sale	122,311	217,255	131,172
Interest receivable	1,900	3,478	1,527
Accounts receivable, net	2,150	1,453	109
Inventory	878	973	167
Prepaid expenses and other current assets	6,157	3,596	782

Total current assets	151,342	265,443	157,492
Property and equipment, net	11,652	8,395	4,263
Note receivable from officer	3,500	—	—
Goodwill, net	12,064	8,064	10,906
Other intangibles, net	2,670	9,371	15,919
Other assets and deferred charges	5,552	12,477	1,531

Total assets	$186,780	$303,750	$190,111

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,444	$1,206	$1,113
Accrued expenses	11,796	11,521	8,367
Accrued liability related to PolaRx acquisition	4,000	—	—
Current portion of deferred revenue	1,003	523	—
Current portion of long—term obligations	2,250	2,051	1,628

Total current liabilities	21,493	15,301	11,108
Convertible senior subordinated notes	85,460	—	—
Convertible subordinated notes	29,640	175,000	—
Deferred revenue, less current portion	2,090	2,371	—
Other long—term obligations, less current portion	4,614	1,521	1,060
Commitments
Shareholders’ equity:
Preferred Stock, no par value:
Authorized shares — 10,000,000
Series C, 100,000 shares designated, none issued or outstanding	—	—	—
Series D, 10,000 shares designated, issued and outstanding — 0, 0 and 2,425 at December 31, 2002, 2001, 2000	—	—	1,510
Common Stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 33,054,176, 34,981,763, and 33,562,627 at December 31, 2002, 2001, and 2000	384,994	399,649	386,895
Notes receivable from officers	—	(225)	(255)
Accumulated other comprehensive income (loss)	(1,056)	685	72
Accumulated deficit	(340,455)	(290,552)	(210,279)

Total shareholders’ equity	43,483	109,557	177,943

Total liabilities and shareholders’ equity	$186,780	$303,750	$190,111

4.1.2 Consolidated Statements of Operations of CTI for the years ended December 31, 2002, 2001 and 2000

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Revenues:
Product sales	$11,393	$6,130	$502
License and contract revenue	5,503	106	—

Total revenues	16,896	6,236	502

Operating expenses:
Cost of product sold	423	394	19
Research and development	58,759	44,669	26,574
Selling, general and administrative	49,800	35,268	20,421
Amortization of purchased intangibles	6,701	9,390	9,390

Total operating expenses	115,683	89,721	56,404

Loss from operations	(98,787)	(83,485)	(55,902)
Other income (expense):
Investment income	4,819	9,200	4,517
Interest expense	(11,240)	(5,988)	(544)
Gain on exchange of convertible subordinated notes	55,305	—	—

Other income, net	48,884	3,212	3,973

Net loss	(49,903)	(80,273)	(51,929)
Preferred stock dividend	—	(1,372)	(508)

Net loss applicable to common shareholders	$(49,903)	$(81,645)	$(52,437)

Basic and diluted net loss per common share	$(1.48)	$(2.41)	$(2.07)

Shares used in calculation of basic and diluted net loss per common share (weighted average for the period)	33,763	33,822	25,345

4.2. Consolidated Statements of Cash Flows of CTI for the years ended December 31, 2002, 2001 and 2000

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Operating activities
Net loss applicable to common shareholders	$(49,903)	$(81,645)	$(52,437)
Adjustments to reconcile net loss applicable to common shareholders to net cash used in operating activities:
Depreciation and amortization	9,703	11,197	11,115
Amortization (accretion) of investment premium (discount)	4,537	1,040	(682)
Equity—based compensation expense	11	1,417	5,716
Preferred stock dividend	—	1,372	508
Noncash rent benefit	(115)	(115)	(115)
Equity—based expense related to warrants vesting	—	9,212	—
Loss (gain) on sale of investment securities	(15)	(26)	1
Gain on exchange of convertible subordinated notes	(55,305)	—	—
Changes in operating assets and liabilities:
Interest receivable	1,578	(1,952)	(1,159)
Accounts receivable, net	(697)	(1,344)	(110)
Inventory	95	(806)	(167)
Prepaid expenses and other current assets	(2,561)	(2,537)	68
Other assets and deferred charges	2,030	(3,599)	(521)
Accounts payable	1,238	93	(112)
Accrued expenses	275	2,907	1,893
Deferred revenue	199	2,894	—

Total adjustments	(39,027)	19,753	16,435

Net cash used in operating activities	(88,930)	(61,892)	(36,002)

Investing activities
Purchases of securities available—for—sale	(287,516)	(297,471)	(148,415)
Proceeds from sales of securities available—for—sale	111,554	35,183	2,513
Proceeds from maturities of securities available—for—sale	266,134	175,503	33,723
Purchases of property and equipment	(6,259)	(5,938)	(953)
PolaRx acquisition, net of cash acquired	—	—	(781)
Issuance of note receivable to officer	(3,500)	—	—
Repayment of notes receivable from officers	225	—	—

Net cash provided by (used in) investing activities	80,638	(92,723)	(113,913)

Financing activities
Repurchase of common stock	(16,419)	—	—
Proceeds from issuance of convertible subordinated notes, net	—	167,954	—
Sale of common stock, net of offering costs	—	—	164,619
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	1,253	1,489	4,257
Rescission of stock options exercised	—	(266)	—
Proceeds from common stock warrants exercised	—	264	2,876
Repayment of notes payable	—	—	(2,673)
Repayment of long—term obligations	(1,781)	(1,425)	(1,103)
Proceeds from the issuance of long—term obligations	4,497	1,552	—

Net cash provided by (used in) financing activities	(12,450)	169,568	167,976

Net increase (decrease) in cash and cash equivalents	(20,742)	14,953	18,061
Cash and cash equivalents at beginning of period	38,688	23,735	5,674

Cash and cash equivalents at end of period	$17,946	$38,688	$23,735

Supplemental disclosure of cash and noncash flow information
Cash paid during the period for interest	$10,469	$4,987	$544

Reduction upon exchange of outstanding convertible notes	$59,900	$—	$—

Issuance of common stock for payment of preferred stock dividend	$500	$500	$425

Conversion of Series D preferred stock into common stock	$—	$1,510	$4,718

Common stock issued in PolaRx acquisition	$—	$—	$31,440

4.3. Consolidated Statements of Stockholders’ Equity of CTI for the years ended December 31, 2002, 2001 and 2000

	Preferred Stock Series D		Common Stock		Notes Receivable from Officers	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity
	Shares	Amount	Shares	Amount
	(In thousands)
Balance at January 1, 2000	10	$6,228	15,596	$173,392	$(330)	$(158,350)	$(36)	$20,904
PolaRx acquisition	—	—	5,000	31,401	—	—	—	31,401
Conversion of preferred stock to common stock	(8)	(4,718)	3,503	4,718	—	—	—	—
Net proceeds from the issuance of common stock, net of offering costs of $4,461 (including warrants issued to placement agent valued at $1,581)	—	—	3,333	37,120	—	—	—	37,120
Net proceeds from the issuance of common stock via follow—on public offering, net of offering costs of $9,302	—	—	3,600	127,498	—	—	—	127,498
Preferred stock dividend	—	—	6	(83)	—	—	—	(83)
Proceeds from stock warrants exercised	—	—	1,291	2,876	—	—	—	2,876
Proceeds from stock options exercised and stock sold via employee stock purchase plan	—	—	1,234	4,257	—	—	—	4,257
Equity—based compensation expense	—	—	—	5,716		—	—	5,716
Reclassification to current asset for former officer	—	—	—	—	75	—	—	75
Comprehensive loss:
Unrealized gains on securities available—for—sale	—	—	—	—	—	—	108	108
Net loss for the year ended December 31, 2000	—	—	—	—	—	(51,929)	—	(51,929)

Comprehensive loss								(51,821)

Balance at December 31, 2000	2	1,510	33,563	386,895	(255)	(210,279)	72	177,943
Conversion of preferred stock to common stock	(2)	(1,510)	1,121	1,510				—
Preferred stock dividend	—	—	21	(872)	—	—	—	(872)
Proceeds from stock warrants exercised	—	—	20	264	—	—	—	264
Proceeds from stock options exercised and stock sold via employee stock purchase plan	—	—	347	1,489	—	—	—	1,489
Rescission of option exercises	—	—	(91)	(266)	—	—	—	(266)
Equity—based expense related to warrants vesting	—	—	—	9,212	—	—	—	9,212
Equity—based compensation expense	—	—	—	1,400	—	—	—	1,400
Reclassification to current asset for former officer	—	—	—	—	30	—	—	30
Donation of common stock	—	—	1	17	—	—	—	17
Comprehensive loss:
Unrealized gains on securities available-for-sale	—	—	—	—	—	—	312	312
Unrealized gains on interest rate swap							301	301
Net loss for the year ended December 31, 2001	—	—	—	—	—	(80,273)	—	(80,273)

Comprehensive loss								(79,660)

Balance at December 31, 2001	—	—	34,982	399,649	(225)	(290,552)	685	109,557
Preferred stock dividend	—	—	113	500	—	—	—	500
Proceeds from stock options exercised and stock sold via employee stock purchase plan	—	—	413	1,253	—	—	—	1,253
Equity—based compensation expense	—	—	147	11	—	—	—	11
Repurchase of common stock	—	—	(2,601)	(16,419)	—	—	—	(16,419)
Repayment of notes receivable from officers	—	—	—	—	225	—	—	225
Comprehensive loss:	—	—	—	—	—	—	—
Unrealized losses on securities available-for-sale	—	—	—	—	—	—	(249)	(249)
Unrealized losses on interest rate swap	—	—	—	—	—	—	(1,492)	(1,492)
Net loss for the year ended December 31, 2002	—	—	—	—	—	(49,903)	—	(49,903)

Comprehensive loss								(51,644)

Balance at December 31, 2002	—	$—	33,054	$384,994	$—	$(340,455)	$(1,056)	$43,483

4.4. Analysis of Three Year Operating Performance of CTI and of Capital and Financial Position

Statement of Financial Accounting Standards, or SFAS, No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for the reporting by listed enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the company for making operating decisions and assessing financial performance. Under the provisions of SFAS No. 131, CTI operates as a single business segment in the U.S.

4.4.1 Income Statement Trend Analysis for the Years ended December 31, 2002, 2001 and 2000

In the following notes on CTI’s financial performance for the years ended December 31, 2002, 2001 and 2000, the individual items from the consolidated statements of operations will not be entered as percentages of revenues, given their negligible relevance in the statement of operations.

Product sales. In October 2000, CTI launched TRISENOX, a pharmaceutical grade arsenic product that has been approved by the FDA to treat patients with relapsed or refractory acute promyelocytic leukemia. CTI recorded net product sales of approximately $11.4 million, $6.1 million and $502,000 for TRISENOX for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in net sales for 2002 in comparison to 2001 is primarily due to greater demand for the product. The increase in net sales for 2001 in comparison to 2000 is due to the fact that the launch of TRISENOX occurred in October 2000 and the corresponding sales figures reference only the last quarter of 2000.

License and contract revenue. In October 2001, CTI entered into a license agreement with Chugai for the development and commercialization of XYOTAX. Upon execution of the agreement, Chugai paid CTI a $3.0 million initial payment, which was recorded as deferred revenue and which is being recognized as revenue over the estimated development period of approximately six years on a straight-line basis. CTI recognized $106,000 of this deferred revenue in 2001. In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co., Ltd., or Nippon, for the distribution and commercialization of TRISENOX. CTI received $750,000 upon execution of the agreement which was recorded as deferred revenue and which is being recognized as revenue on a straight-line basis over the estimated time to receive marketing authorization application approval of 19 months. For the year ended December 31, 2002, CTI recognized approximately $5.5 million of license and contract revenue, of which $3.0 million related to a milestone payment and $1.9 million for cost reimbursements for development expenses received from Chugai, and $0.6 million related to the amortization of the initial payments from Chugai and Nippon.

Cost of product sold. The cost of product sold during the year ended December 31, 2002, 2001 and 2000 was approximately $423,000, $394,000 and $19,000, respectively. The increases are primarily due to additional product sales. Further, a reserve for obsolescence of approximately $96,000 was incurred in 2001. Cost of product sold consists primarily of manufacturing costs, allowances for excess inventory that may expire and become unsaleable, and royalties paid on product sales. For the year ended December 31, 2002, product costs were 3.7% of product sales. CTI expects product costs for TRISENOX in the future to continue to approximate a small percentage of revenue.

Research and development expenses. CTI’s research and development expenses for compounds under development and discovery research are as follows (in thousands):

	Year ending December 31,
	2002	2001	2000
Compounds under development:
XYOTAX	$26,193	$18,345	$5,247
TRISENOX	5,225	3,244	4,829
Other compounds	2,804	2,845	1,111
Operating expenses	14,099	10,428	6,621
Discovery research	10,438	9,807	8,766

Total research and development expenses	$58,759	$44,669	$26,574

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S. Operating costs include personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. CTI does not allocate operating costs to the individual compounds under development.

Research and development expenses increased to approximately $58.8 million for the year ended December 31, 2002, from approximately $44.7 million for the year ended December 31, 2001. Costs for CTI’s XYOTAX program increased primarily due to approximately $11.9 million of clinical and manufacturing costs associated with the set up and initiation of phase III clinical trials as well as several other clinical trials, approximately $3.3 million of preclinical and quality assurance development costs related to CTI’s agreement with Chugai and $2.0 million in milestone payments to PG-TXL Company, L.P. for completion of CTI’s phase II clinical trial and the filing of the first IND application in Japan. These increases were offset in part by a $9.2 million decrease in an equity-based development expense related to the vesting of 350,000 warrants upon the achievement of a milestone in 2001. TRISENOX costs increased due to approximately $2.5 million of medical affairs, manufacturing, quality assurance and clinical expenses associated with ongoing clinical trials offset by reduced costs of approximately $0.9 million of regulatory and preclinical expenses. Costs incurred for other compounds in 2002 included a $1.0 million milestone payment for the commencement of CTI’s phase I clinical trial for CT-2106, offset by lower expenses due to the discontinued clinical development of CT-2584 during 2001. CTI also incurred additional personnel and operating expenses of approximately $3.7 million related to expanded development plans for XYOTAX, TRISENOX and CT-2106. CTI anticipates increased research and development expenses in connection with clinical development plans for XYOTAX and other products.

Research and development expenses increased to approximately $44.7 million for the year ended December 31, 2001 from approximately $26.6 million for the year ended December 31, 2000. This increase is primarily due to an equity-based expense of $9.2 million related to the vesting of 350,000 warrants upon the achievement of a XYOTAX milestone, an additional $6.0 million in direct expenses associated with the development of XYOTAX and CT-2106 and the recruitment of additional personnel and related occupancy costs of $5.1 million to support expanded development plans for TRISENOX, XYOTAX and CT-2106. This increase was offset in part by a reduction of stock-based compensation of $1.4 million and regulatory costs for TRISENOX of $1.1 million.

Selling, general and administrative expenses. Selling, general and administrative expenses were $49.8 million, $35.3 million and $20.4 million for the year ended December 31, 2002, 2001 and 2000, respectively. The increase in 2002 as compared to 2001 is primarily attributed to approximately $5.9 million of additional personnel, operating and occupancy costs associated with supporting research, development and marketing activities and an expanded corporate communication program, $5.6 million of lease, maintenance and operating costs for CTI’s leased aircraft, $4.8 million of additional sales personnel and marketing costs for TRISENOX, offset in part by an approximate $1.8 million reduction in stock-based compensation. The increase in selling, general and administrative expenses in 2001 as compared to 2000 is primarily attributed to approximately $7.8 million of additional sales personnel and marketing costs for TRISENOX, higher corporate resource development costs of approximately $4.9 million and additional general operating expenses associated with supporting research, development and marketing activities of approximately $4.0 million, offset in part by an approximate $1.8 million reduction in stock-based compensation. Corporate resource development costs include business development activities related to the continued pursuit to in-license or acquire complementary products or technologies, or companies, costs related to operating CTI’s aircraft, and corporate communication programs. CTI expects selling, general and administrative expenses to increase in the future to support the expected increase in research, development and commercialization efforts. Additionally, due to the variable accounting treatment of certain stock options, fluctuations in quoted prices for CTI’s common stock may result in unpredictable and potentially significant charges or credits to CTI’s stock-based compensation.

Amortization of acquisition related intangibles. In January 2000, CTI acquired PolaRx, which was accounted for using the purchase method of accounting. Intangible assets are amortized over their remaining lives, estimated to be three to five years. Amortization for the year ended December 31, 2002 was approximately $6.7 million compared to approximately $9.4 million for the years ended December 31, 2001 and 2000. This $2.7 million decrease in 2002 is due to the adoption of SFAS 142, Goodwill and Other Intangible Assets, which was adopted January 1, 2002. Prior to adoption of this standard, goodwill was amortized over its estimated useful life of five years. Upon adoption, CTI performed the following steps:

•	On January 1, 2002, CTI ceased amortization of the net goodwill balance of $8.1 million. Accordingly, there are no charges for the amortization of goodwill in 2002 or thereafter;

•	CTI completed a transitional goodwill impairment test and based on this analysis, determined that no goodwill impairment had occurred as of January 1, 2002. In addition, CTI will be required to perform an annual impairment test, which will be performed in the fourth quarter of each year. During the fourth quarter of 2002, CTI completed the annual impairment test and determined that its goodwill had not been impaired;

•	The net book value of goodwill will be reviewed for impairment annually and whenever there is an indication that the value of the goodwill may be impaired. Any resulting impairment will be recorded in the income statement in the period it is identified and quantified;

•	Other intangibles resulting from the acquisition will continue to be amortized. The net book value of these intangibles at December 31, 2002 was approximately $2.7 million.

Investment income. Investment income was $4.8 million, $9.2 million and $4.5 million in the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in investment income in 2002 as compared to 2001 is attributed primarily to lower prevailing interest rates on CTI’s securities available-for-sale during the year ended December 31, 2002. The increase in investment income in 2001 as compared to 2000 is attributed to higher average cash and securities available-for-sale balances during 2001 because CTI completed a secondary offering in September 2000, which generated net proceeds of $127.5 million and also completed a convertible debt offering in September 2001, which generated net proceeds of $168.0 million.

Interest expense. Interest expense was approximately $11.2 million, $6.0 million and $544,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in both 2002 and 2001 is attributable to the interest associated with the $175.0 million of 5.75% convertible subordinated notes issued in the second and third quarters of 2001.

Gain on exchange of convertible notes. In December 2002, CTI completed an exchange offer for its convertible subordinated notes, in which approximately $145.4 million of CTI’s convertible subordinated notes were tendered in exchange for approximately $85.5 million of CTI’s new convertible senior subordinated notes. CTI recognized a net gain of $55.3 million on the early extinguishment of these notes. This net gain is based on the fair value of the new notes less debt issue costs of $4.6 million attributable to the exchanged notes. As of December 31, 2002, there was $29.6 million of original convertible subordinated notes outstanding, and $85.5 million of new convertible senior subordinated notes outstanding.

Loss from operations. The loss from operations was $98.8 million, $83.5 million and $55.9 million in 2002, 2001 and 2000, respectively. The increase in loss from operations is due to an increase in research and development expenditures primarily relating to clinical and manufacturing costs for XYOTAX and TRISENOX. In addition, selling, general and administrative expenses have increased due to additional personnel, operating and occupancy costs to support research and development as well as an increase in sales personnel and marketing costs for TRISENOX. The increase in operating expenses was partially offset by increased product sales of TRISENOX as well as license and contract revenue.

Net loss applicable to common shareholders. The net loss applicable to CTI’s common shareholders was $49.9 million, $81.6 million and $52.4 million in 2002, 2001 and 2000, respectively. In 2002, the net loss available to common shareholders decreased in comparison to 2001 due to a net gain of $55.3 million on the early extinguishment of CTI’s convertible subordinated notes that were exchanged for CTI’s new convertible senior subordinated notes. The net gain is based on the fair value of the new notes less debt issue costs attributable to the exchange of the notes. In 2001 the net loss available to common shareholders increased in comparison to 2000 mainly due to increased operating expenses offset by additional product sales.

4.4.2 Analysis of Capital and Financial Position as of December 31, 2002, 2001 and 2000

The following reclassified consolidated balance sheet information is provided in order to analyze trends of long-term assets, net working capital, net capital invested and net financial position as of December 31, 2002, 2001 and 2000.

	December 31,
	2002	2001	2000
	(in thousands)
Long-term assets	$35,438	$38,307	$32,619

Certain current assets	9,185	6,022	1,058
Certain current liabilities	(19,243)	(13,250)	(9,480)

Net working capital, as defined	(10,058)	(7,228)	(8,422)

Other long-term liabilities (excluding other long-term obligations and convertible notes)	(2,090)	(2,371)	—

Net capital invested	$23,290	$28,708	$24,197

Net financial position	$135,293	$255,849	$153,746
Convertible subordinated notes	(115,100)	(175,000)	—
Stockholders’ equity	(43,483)	(109,557)	(177,943)

Net financial position, convertible subordinated and senior subordinated notes and stockholders’ equity	$(23,290)	$(28,708)	$(24,197)

See Paragraphs 4.4.2.1, 4.4.2.2 and 4.4.2.4 for discussion regarding long-term assets, net working capital and net financial position.

4.4.2.1 Long-Term Assets

	December 31,
	2002	2001	2000
	(in thousands)
Property and equipment, net	$11,652	$8,395	$4,263
Note receivable from officer	3,500	—	—
Goodwill, net	12,064	8,064	10,906
Other intangibles, net	2,670	9,371	15,919
Other assets and deferred charges	5,552	12,477	1,531

Total	$35,438	$38,307	$32,619

In 2002, long-term assets decreased by $2.9 million due to decreases in other intangibles and other assets and deferred charges offset by an increase in property and equipment, note receivable from officer and goodwill. The decrease in other assets and deferred charges is mainly due to a decrease of approximately $4.6 million in debt issuance costs related to the exchange offer for CTI’s convertible subordinated notes in which approximately $145.4 million of CTI’s convertible subordinated notes were tendered for approximately $85.5 million of CTI’s new convertible senior subordinated notes. Other intangibles decreased due to amortization of the assets. The increase in property and equipment was mainly due to increases in leasehold improvements primarily for CTI’s leased aircraft. The note receivable from officer is due to a loan of $3.5 million that CTI extended to its President and Chief Executive Officer in April 2002 that is due April 8, 2004. The increase in goodwill relates to $4.0 million of additional goodwill recorded for a milestone payment related to CTI’s acquisition of PolaRx in 2000.

Long-term assets increased in 2001 as compared to 2000 due to increases in property and equipment and other assets and deferred charges offset by a decrease in goodwill and other intangibles. Property and equipment increased due to capital expenditures for computer, office and lab equipment for an expanded workforce. Other assets and deferred charges increased due to approximately $7.0 million in debt issue costs related to the convertible subordinated notes issued in June 2001 as well as a prepayment for paclitaxel, a key starting material for CTI’s XYOTAX drug candidate. At December 31, 2001, $3.8 million of this prepayment was classified as non-current. Goodwill and other intangibles decreased due to amortization for the period.

4.4.2.2 Net Working Capital, as defined

	December 31,
	2002	2001	2000
	(in thousands)
Inventory	$878	$973	$167
Accounts receivable, net	2,150	1,453	109
Prepaid expenses and other current assets	6,157	3,596	782

Certain current assets	9,185	6,022	1,058

Accounts payable	2,444	1,206	1,113
Accrued expenses	11,796	11,521	8,367
Accrued liability related to PolaRx acquisition	4,000	—	—
Current portion of deferred revenue	1,003	523	—

Certain current liabilities	19,243	13,250	9,480

Net working capital, as defined	$(10,058)	$(7,228)	$(8,422)

The decrease in net working capital, as defined, in 2002 as compared to 2001 primarily relates to the accrued liability related to the PolaRx acquisition offset by an increase in prepaid expenses and other current assets. The $4.0 million PolaRx acquisition liability relates to a milestone payment to PolaRx shareholders in connection with achieving a $10 million sales threshold for TRISENOX. The increase in prepaid expenses and other current assets relates primarily to an increase in the current portion of the prepayment for paclitaxel.

In 2001, net working capital, as defined, increased due to an increase in accounts receivable, prepaid expenses and other current assets offset by an increase in accrued expenses. For an analysis of the change in accrued expenses, see paragraph 4.6 of this Chapter. The increase in prepaids and other current assets relates primarily to the prepayment for paclitaxel.

Current portion of deferred revenue relates to license and contract revenue associated with up-front license fees, and research and development funding payments under collaborative agreements and is recognized ratably over the related development or performance period on a straight-line basis.

4.4.2.3 Cash Flows

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Cash flows from operating activities	$(88,930)	$(61,892)	$(36,002)
Cash flows from investing activities	80,638	(92,723)	(113,913)
Cash flows from financing activities	(12,450)	169,568	167,976

Net change in cash and cash equivalents	(20,742)	14,953	18,061
Cash and cash equivalents at beginning of year	38,688	23,735	5,674

Cash and cash equivalents at end of year	$17,946	$38,688	$23,735

Operating activities. Net cash used in operating activities increased to $88.9 million in 2002, compared to $61.9 million in 2001 and $36.0 million in 2000. The increase in net cash used in operating activities in 2002 as compared to 2001, was primarily due to the increase in CTI’s operating expenses. The increase in net cash used in operating activities in 2001, as compared to 2000, was primarily due to the increase in the net loss, offset in part by an increase in equity-based compensation.

CTI expects the amount of net cash used in operating activities in 2003 to increase over the amount of net cash used in 2002. The extent of cash flow used in operating activities will be significantly affected by CTI’s expanded development plans for XYOTAX and the ability to offset the related development expenses by licensing XYOTAX in Europe.

Investing activities. Net cash provided by investing activities totaled $80.6 million in 2002, compared to net cash used of $92.7 million in 2001 and $113.9 million in 2000. The increase in net cash provided by investing activities in 2002, as compared to 2001, was primarily due to an increase in proceeds from sales and maturities of securities available-for-sale. The decrease in net cash used in investing activities in 2001, as compared to 2000, was primarily due to a lower level of net additional investments in securities available-for-sale during 2001.

Financing activities. Net cash used in financing activities totaled approximately $12.5 million in 2002, compared to net cash provided by financing activities of approximately $169.6 million in 2001 and $168.0 million in 2000. The net cash used in financing activities during 2002 was due primarily to the repurchase of CTI’s common stock for $16.4 million. The net cash provided by financing activities during 2001 was primarily due to the issuance of 5.75% convertible subordinated notes resulting in net proceeds of $167.9 million. During 2000, there were two equity offerings that provided $164.6 million in net proceeds.

4.4.2.4 Net Financial Position

	December 31,
	2002	2001	2000
	(in thousands)
Other long-term obligations	$(4,614)	$(1,521)	$(1,060)

Cash and cash equivalents	17,946	38,688	23,735
Securities available-for-sale	122,311	217,255	131,172
Interest receivable	1,900	3,478	1,527
Current portion of other long-term obligations	(2,250)	(2,051)	(1,628)

Short-term liquidity	139,907	257,370	154,806

Net financial position	$135,293	$255,849	$153,746

Net financial position decreased in 2002 in comparison to 2001 primarily due to the use of cash and cash equivalents and securities available-for-sale to fund CTI’s operating losses for the year.

Net financial position increased in 2001 in comparison to 2000 primarily due to an increase in cash and cash equivalents and securities available-for-sale resulting from the issuance of 5.75% convertible subordinated notes in June 2001 and the exercise of an over-allotment option in September 2001 which totaled approximately $168.0 million in net proceeds.

4.4.2.5 Convertible Preferred Stock

In November 1999, CTI completed a $10 million private placement of 10,000 shares of Series D convertible preferred stock, or Series D, and warrants to acquire 1,523,810 shares of common stock, resulting in net proceeds of $9.3 million. Each share of Series D was convertible into 462.427 shares of common stock. The warrants were valued at $3.0 million, have exercise prices of $2.625 per share of common stock and expire in November 2004. CTI also issued warrants to purchase 50,000 shares of common stock to the placement agent of the Series D. These warrants expire in November 2004, and have an exercise price of $2.38. All warrants were valued using the Black-Scholes pricing model with input assumptions for volatility, risk-free interest rate, dividends, and life of 1.01, 5.5%, none, and five years, respectively. During 2001 and 2000, 2,425 shares of Series D were converted into 1,121,386 shares of common stock, and 7,575 shares of Series D were converted into 3,502,890 shares of common stock, respectively. As of December 31, 2001, all preferred stock had been converted into common stock. Warrants totaling 204,524 and 1,164,286 were exercised and converted into 146,978 and 1,137,805 shares of common stock during 2002 and 2000, respectively. No warrants were exercised during 2001. There were 205,000 warrants outstanding as of December 31, 2002.

On the date of the preferred stock issuance, the effective conversion price of the preferred stock, after allocating the portion of the proceeds to the common stock warrants based on the relative fair values, was at a discount to the price of the common stock into which the preferred stock is convertible. In accordance with EITF 98-5 Convertible Securities with Beneficial Conversion Features, the discount was recorded during the year ended December 31, 1999 as a preferred stock dividend valued at $5.2 million.

Investors of the Series D shares are entitled to receive cumulative dividends at a rate per share of 5% per year payable on each September 30, commencing September 30, 2000. At CTI’s option, subject to certain restrictions and penalties, dividends may be paid in cash or in shares of CTI’s common stock. CTI must pay each Series D investor four annual dividends notwithstanding any conversion. CTI paid dividends with 113,630, 20,785 and 6,366 shares of its common stock in 2002, 2001 and 2000, respectively. CTI recorded $500,000 and $1.0 million as a preferred stock dividend payable as of December 31, 2002 and 2001, respectively. During 2001, CTI accrued the remaining future preferred stock dividends as a result of conversion of all remaining shares of preferred stock into common stock. At December 31, 2002, the payable was included in the current portion of long-term obligations. At December 31, 2001, $500,000 of the payable was included in accrued expenses and $500,000 was in long-term obligations.

4.4.2.6 Financial management and cash management transactions

CTI has financed its operations since inception primarily through the sale of equity securities. Up to December 31, 2002, CTI had raised net proceeds of approximately $338.5 million. Additionally, CTI has financed the purchase of $22.2 million of property and equipment through financing agreements of which approximately $5.1 million remains outstanding as of December 31, 2002.

As of December 31, 2002, CTI has also received $26.7 million in development expense reimbursements as well as $16.2 million in license fees, milestone payments and collaboration revenue. Of these payments, $3.1 million is recorded as deferred revenue as of December 31, 2002. Under licensing agreements with Chugai Pharmaceutical Co., Ltd. and Nippon Shinyaku Co., Ltd., CTI may also receive future milestone payments totaling up to $13.0 million and $4.0 million, respectively.

CTI has also financed its operations through the sale of debt securities. As of December 31, 2002, CTI had $85.5 million in 5.75% convertible senior subordinated notes and $29.6 million in 5.75% convertible subordinated notes outstanding, each due June 15, 2008, with interest payable semi-annually in June and December. The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to their maturity or redemption. On or after June 21, 2004, CTI can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The conversion rate for the convertible senior subordinated notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. Additionally under certain circumstances, CTI may be able to redeem the convertible senior subordinated notes by making an additional payment of $86.25 per $1,000 note, less any interest paid on the notes before June 21, 2004. The conversion rate for the convertible subordinated notes is 29.4118 shares per each $1,000 principal note; this is equivalent to a conversion price of $34.00 per share. Under certain conditions, CTI may be able to redeem the convertible subordinated notes by making an additional payment of $172.50 per $1,000 note, less any interest paid on the notes before June 21, 2004.

4.5. Organization and Summary of Significant Accounting Principles adopted by CTI to prepare financial statements at December 31, 2002, 2001 and 2000

Description of Business

Cell Therapeutics, Inc. focuses on the discovery, development, and commercialization of drugs for the treatment of cancer. CTI’s principal business strategy is to focus activities on cancer therapeutics, an area that represents a large market opportunity that is not adequately served by existing therapies. CTI commenced operations February 1992.

CTI operates in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration, or FDA, in the U.S. and by comparable agencies in other countries. Obtaining approval for a new therapeutic product is never certain and may take several years and involve expenditure of substantial resources. Competition in researching, developing, and marketing pharmaceutical products is intense. Any of the technologies covering CTI’s existing products under development could become obsolete or diminished in value by discoveries and developments of other organizations. CTI operates in one business segment.

The market for CTI’s current pharmaceutical product is primarily the U.S. Sales are primarily to pharmaceutical wholesalers. Approximately 88% and 92% of product sales were made to three of these wholesalers during 2002 and 2001, respectively. CTI obtains its product primarily from one supplier.

Principles of Consolidation

The consolidated financial statements include the accounts of Cell Therapeutics, Inc., its wholly owned subsidiaries (CTI Technologies, Inc., PolaRx Biopharmaceuticals, Inc., CTI Corporate Development, Inc. and Cell Therapeutics (UK) Limited), and its 73.64% owned subsidiary (PanGenex, Inc.). CTI’s minority interest in PanGenex is not reflected in the balance sheet as all losses of the entity are funded by CTI with no obligation of reimbursement by the minority shareholders. All intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

CTI considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of investment-grade corporate and government obligations, carried at cost, which approximates market value.

Securities Available-for-Sale

Management determines the appropriate classification of debt securities at the time of purchase. Management currently classifies the investment portfolio as available-for-sale and carries the securities at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income and loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in investment income.

Certain Concentrations

CTI is subject to concentration of credit risk primarily from cash investments. Under CTI’s investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities. CTI does not require collateral or other security to support credit sales, but provides an allowance for bad debts when deemed necessary.

CTI entered into a supply agreement with their primary supplier of paclitaxel, a key starting material for CTI’s XYOTAX drug candidate. CTI also has an agreement with a contract manufacturer for TRISENOX, CTI’s current commercial product. If CTI is unable to obtain sufficient quantities from these suppliers, and if they were unable to source these materials and services from other suppliers and manufacturers, certain research and development and sales activities may be delayed.

License Agreement Revenues

CTI may generate revenue from technology licenses, collaborative research and development arrangements, and cost reimbursement contracts. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit sharing payments.

Revenue associated with up-front license fees, and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

Product Sales

CTI recognizes revenue from product sales when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed and determinable, and collectibility is reasonably assured. Product sales are recorded net of an allowance for returns and discounts. Allowances for discounts, returns and bad debts, which are netted against accounts receivable, totaled approximately $859,000, $389,000 and $67,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Cost of Product Sold

Cost of product sold consists primarily of the cost of product sold to customers, including allowances for excess inventory that may expire and become unsaleable. Royalties paid on product sales, as well as shipping and handling costs are also included.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using a weighted-average approach that approximates the first-in first-out method. Finished goods inventory consists of CTI’s FDA-approved pharmaceutical drug, TRISENOX. Prior to FDA approval, the raw material and production costs of TRISENOX were recorded as research and development expense. If the cost of the inventory exceeds the expected market value, provisions are recorded currently for the difference between the cost and the market value. CTI also records an allowance for excess inventory that may expire and become unsaleable. The components of inventories are as follows as of December 31 (in thousands):

	2002	2001	2000
Work in process	$548	$813	$—
Finished goods	330	160	167

	$878	$973	$167

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. Research and development expenses consist of costs incurred for proprietary and collaboration research and development and also include activities such as product registries and investigator sponsored trials. Research and development costs are expensed as incurred. In instances where CTI enters into agreements with third parties for research and/or clinical trial activities, costs are expensed upon the earlier of when amounts are due or when services are performed.

Property and Equipment

Property and equipment, including assets pledged as security in financing agreements, are carried at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the time assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the assets of three to five years.

CTI performs reviews of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount might not be recoverable and records a write-down of such impaired assets if impairment is identified. CTI does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. To date, no such impairment has been indicated.

Goodwill and Intangible Assets

Intangible assets consist of goodwill and other acquisition-related intangible assets acquired in 2000, and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from three to five years.

On January 1, 2002, CTI adopted Statement of Financial Accounting Standards, or SFAS, 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill no longer be amortized, but rather be tested for impairment under certain circumstances, written down when impaired, and requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. CTI performed an impairment test of goodwill upon transition to SFAS 142 on January 1, 2002, and an annual impairment test in the fourth quarter of 2002, and found no impairment. CTI will continue to evaluate goodwill for impairment on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

Changes in the net carrying amount of goodwill in 2002 are as follows (in thousands):

Balance as of December 31, 2001	$8,064
Additional goodwill	4,000

Balance as of December 31, 2002	$12,064

During 2002, CTI recorded as goodwill an additional $4.0 million related to CTI’s acquisition of PolaRx.

Other intangible assets are composed of the following as of December 31 (in thousands):

	2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Marketing intangible asset	$16,100	$16,100	$—
Patents and other intangibles	6,674	4,004	2,670

	$22,774	$20,104	$2,670

	2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Marketing intangible asset	$16,100	$10,733	$5,367
Patents and other intangibles	6,674	2,670	4,004

	$22,774	$13,403	$9,371

	2000
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Marketing intangible asset	$16,100	$5,366	$10,734
Patents and other intangibles	6,674	1,489	5,185

	$22,774	$6,855	$15,919

Amortization expense of CTI’s goodwill and other intangible assets are as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Goodwill	$—	$2,842	$2,534
Marketing intangible asset	5,367	5,367	5,367
Patents and other intangibles	1,334	1,181	1,489

	$6,701	$9,390	$9,390

CTI expects amortization expense on patents and other intangible assets to be approximately $1.3 million in both 2003 and 2004, at which time they will be fully amortized.

A reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill amortization follows (in thousands, except per share amounts):

	2001	2000
Reported net loss applicable to common shareholders	$(81,645)	$(52,437)
Adjustments:
Amortization of goodwill	2,842	2,534

Adjusted net loss applicable to common shareholders	$(78,803)	$(49,903)

Reported basic and diluted net loss per share	$(2.41)	$(2.07)

Adjusted basic and diluted net loss per share	$(2.33)	$(1.97)

Stock-Based Compensation

In accordance with SFAS 123, Accounting for Stock-Based Compensation, CTI elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion, or APB, 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of CTI’s common stock at the date of grant over the stock option exercise price. Such costs are deferred and amotized over the vesting period on the basis of a decreasing amortization method (graded vesting method). Under CTI’s plan, stock options are generally granted at fair market value.

In accordance with the provisions of SFAS 123, CTI applies APB 25 and related interpretations in accounting for the stock option plans and, accordingly, does not recognize compensation cost for options granted with exercise prices equal to or greater than fair value. If CTI elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net loss applicable to common shareholders and basic and diluted net loss and basic and diluted net loss per share would have been adjusted, or increased, as follows for the years ended December 31 (in thousands, except per share amounts):

	2002	2001	2000
Net loss applicable to common shareholders:
As reported	$(49,903)	$(81,645)	$(52,437)
As adjusted	(71,248)	(104,152)	(56,894)
Basic and diluted net loss per share:
As reported	$(1.48)	$(2.41)	$(2.07)
As adjusted	$(2.11)	$(3.08)	$(2.24)

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force, or EITF, consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Advertising Costs

The costs of advertising are expensed as incurred. CTI incurred advertising costs of $856,000, $839,000 and $469,000 in 2002, 2001 and 2000, respectively.

Net Loss per Share

Basic net loss per share is calculated based on the net loss applicable to common shareholders divided by the weighted average number of common shares outstanding for the period excluding any dilutive effects of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all dilutive convertible securities, such as convertible subordinated debt using the if-converted method, and assumes the exercise of other dilutive securities, such as option and warrants, using the treasury stock method.

Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. CTI recognizes a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

Derivative Financial Instruments

Effective at the beginning of fiscal 2001, CTI adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended. CTI is subject to risks associated with fluctuations in the LIBOR interest rate from lease payments on CTI’s aircraft. CTI’s policy is to hedge a portion of these forecasted transactions through an interest rate swap agreement. This swap agreement has been designated as a cash flow hedge. The portion of the net gain or loss on the derivative instrument that is effective as a hedge is reported as a component of accumulated other comprehensive income or loss in shareholders’ equity and is reclassified into earnings in the same period during which the hedged transaction affects earnings. The remaining net gain or loss on the derivative in excess of the present value of the expected cash flows of the hedged transaction is recorded in earnings immediately. If a derivative does not qualify for hedge accounting, or a portion of the hedge is deemed ineffective, the change in fair value is recorded in earnings. The swap was perfectly effective at December 31, 2002 and 2001. CTI does not enter into any forward agreements for trading purposes.

Other Financial Instruments

At December 31, 2002, 2001 and 2000, the carrying value of financial instruments such as receivables and payables, approximated their fair values based on the short-term maturities of these instruments. At December 31, 2001, the carrying value of CTI’s convertible subordinated notes approximated their fair value. At December 31, 2002, CTI’s convertible subordinated notes had an estimated fair value of approximately $17.8 million and CTI’s convertible senior subordinated notes approximated their fair value. The carrying value of other long-term liabilities approximated fair values because the underlying interest rates reflect market rates at the balance sheet dates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which rescinded SFAS 4 and SFAS 64. These former standards had required that certain gains and losses from extinguishment of debt be aggregated and, if material, classified as an extraordinary item in the income statement, net of related income tax effect. SFAS 145 requires that such gains are not reflected as an extraordinary item. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. The Company applied the provisions of SFAS 145 in the year ended December 31, 2002.

In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material impact on CTI’s consolidated financial position and results of operations.

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements of periods ending after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material impact on CTI’s consolidated financial position and results of operations.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of this Standard are effective for fiscal years ending after December 15, 2002 and have been incorporated into these financial statements and accompanying footnotes. CTI has elected to continue to follow the intrinsic value method of accounting as prescribed by APB 25, Accounting for Stock Issued to Employees, to account for employee stock options.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The adoption of FIN 46 is not expected to have a material impact on CTI’s consolidated financial position and results of operations.

Comprehensive Income (Loss)

SFAS 130, Reporting Comprehensive Income, requires unrealized gains and losses on CTI’s securities available-for-sale and interest rate swap agreement, designated as a cash flow hedge, to be included in other comprehensive income or loss.

Information regarding the components of accumulated other comprehensive income (loss) is as follows (in thousands):

	2002	2001	2000
Net unrealized gains on securities available-for-sale	$135	$384	$72
Net unrealized gains (losses) on interest rate swap	(1,191)	301	—

	$(1,056)	$685	$72

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation.

Primary Differences Between U.S. GAAP and Italian GAAP

See Section One, Chapter IV, Paragraph 4.11.

4.6. Analysis of the Composition of the Principal Balance Sheet and Statement of Operations Items

Balance sheet

Cash and Cash Equivalents

	December 31,
	2002	2001	2000
	(in thousands)
Cash	$2,434	$7,974	$279
Cash equivalents	15,512	30,714	23,456

Total cash and cash equivalents	$17,946	$38,688	$23,735

Securities Available-for-Sale

Securities available-for sale consist of the following as of December 31 (in thousands):

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government obligations	$60,458	$49	$(1)	$60,506
Corporate obligations	46,140	107	(22)	46,225
Municipal government obligations	15,578	9	(7)	15,580

	$122,176	$165	$(30)	$122,311

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government obligations	$37,108	$46	$—	$37,154
Corporate obligations	155,692	376	(42)	156,026
Municipal government obligations	24,071	17	(13)	24,075

	$216,871	$439	$(55)	$217,255

	2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government obligations	$20,078	$14	$—	$20,092
Corporate obligations	106,972	56	(14)	107,014
Municipal government obligations	4,050	16	—	4,066

	$131,100	$86	$(14)	$131,172

As of December 31, 2002, $120.3 million of securities available-for-sale had contractual maturities of less than one year, while $2.0 million had contractual maturities over one year. As of December 31, 2001 and 2000, all securities available-for-sale had contractual maturities of less than one year. Gross realized gains and losses to date have not been material.

Interest Receivable

	December 31,
	2002	2001	2000
	(in thousands)
Interest receivable	$1,900	$3,478	$1,527

Total interest receivable	$1,900	$3,478	$1,527

Interest receivable at December 31, 2002, 2001 and 2000 is consistent with the investment income balance for that same period.

Accounts receivable, net

	December 31,
	2002	2001	2000
	(in thousands)
Trade receivables	$2,562	$1,842	$176
Other accounts receivable	446	—	—
Allowance for discounts, returns, and bad debt	(858)	(389)	(67)

Total accounts receivable, net	$2,150	$1,453	$109

The increase in accounts receivable in both 2002 and 2001 corresponds with increasing sales of TRISENOX for the same periods.

Inventory

	December 31,
	2002	2001	2000
	(in thousands)
Work in process	$548	$813	$—
Finished goods	330	160	167

	$878	$973	$167

Inventory remained consistent between 2002 and 2001. The increase in inventory in 2001 in comparison to 2000 relates to the launch of TRISENOX in October of 2000.

Note receivable from officer

	December 31,
	2002	2001	2000
	(in thousands)
Note receivable from officer	$3,500	$—	$—

Total note receivable from officer	$3,500	$—	$—

In April 2002, CTI extended a loan of $3.5 million to its President and Chief Executive Officer, Dr. James A. Bianco. The loan is a full-recourse loan and is secured by a mortgage on certain property owned by Dr. Bianco, as well as 255,381 shares of Cell Therapeutics, Inc. common stock owned by Dr. Bianco. The loan bears interest at the six-month LIBOR rate plus 2.25%, adjusted semi-annually (3.93% at October 8, 2002). Interest is due on October 8th and April 8th of each year that the loan is outstanding and principal is due April 8, 2004. During 2002, CTI received approximately $80,000 in interest payments related to this loan.

Prepaid expenses and other current assets

	December 31,
	2002	2001	2000
	(in thousands)
Prepaid insurance	$1,035	$832	$379
Prepaid purchases related to Natural Pharmaceuticals, Inc. supply agreement	3,197	1,998	—
Other prepaid expenses and current assets	1,925	766	403

Total prepaid expenses and other assets	$6,157	$3,596	$782

For an analysis of prepaid expenses and other current assets, see Paragraph 4.4.2.2.

Property and equipment

	December 31,
	2002	2001	2000
	(in thousands)
Leasehold improvements	$8,604	$6,369	$4,551
Lab equipment	8,745	7,947	6,075
Furniture and office equipment	11,860	9,126	6,877

Total before depreciation	29,209	23,442	17,503
Accumulated depreciation and amortization	(17,557)	(15,047)	(13,240)

Property and equipment, net	$11,652	$8,395	$4,263

The increase in property and equipment in 2002 and 2001 relates to an increase in furniture and office equipment associated with an increase in headcount in addition to an increase in research and development activities.

Depreciation expense of $3.0 million, $1.8 million and $1.7 million was recognized during 2002, 2001 and 2000, respectively.

Goodwill

	December 31,
	2002	2001	2000
	(in thousands)
Goodwill, net	$12,064	$8,064	$10,906

Total goodwill, net	$12,064	$8,064	$10,906

For an analysis of goodwill, see Paragraph 4.5 of this Chapter.

Other intangibles

	December 31,
	2002	2001	2000
	(in thousands)
Other intangibles, net	$2,670	$9,371	$15,919

Total other intangibles, net	$2,670	$9,371	$15,919

For an analysis of other intangibles, see Paragraph 4.5 of this Chapter.

Other assets and deferred charges

	December 31,
	2002	2001	2000
	(in thousands)
Debt issuance costs, net	$3,005	$6,492	$—
Prepaid purchases related to Natural Pharmaceuticals, Inc. supply agreement	1,400	3,800	—
Other assets and deferred charges	1,147	2,185	1,531

Total other assets and deferred charges	$5,552	$12,477	$1,531

For an analysis of other assets and deferred charges, see Paragraph 4.4.2.1.

Accounts Payable

	December 31,
	2002	2001	2000
	(in thousands)
Accounts payable	$2,444	$1,206	$1,113

Total accounts payable	$2,444	$1,206	$1,113

The balance of the payables for each fiscal year is due within twelve months. The increase in accounts payable is due to higher operating costs, including increased research and development and related expenses.

Accrued expenses

Accrued expenses consist of the following as of December 31 (in thousands):

	2002	2001	2000
Employee compensation and related expenses	$4,535	$3,430	$3,033
Clinical development	1,735	1,558	700
Other research and development expenses	1,063	588	719
Manufacturing expenses	877	1,675	627
Corporate development and sales and marketing expenses	615	772	818
Insurance financing and accrued interest expense	226	1,052	358
Other	2,745	2,446	2,112

Total accrued expenses	$11,796	$11,521	$8,367

Total accrued expenses at December 31, 2002 are consistent with December 31, 2001.

Total accrued expenses increased in 2001 mainly due to an increase in employee compensation and related expenses, clinical development, manufacturing expenses and insurance financing and accrued interest expense. Accrued expenses for employee compensation and related expenses increased due to an increase in headcount at December 31, 2001 as compared to December 31, 2000. The increase in clinical development is consistent with the increase in research and development expenses for 2001, which primarily relates to XYOTAX, while the increase in the accrual related to manufacturing expenses is consistent with the increase in product sales of TRISENOX. The increase in insurance financing and accrued interest expense is attributable to the interest associated with the $175.0 million of 5.75% convertible subordinated notes issued in 2001.

Accrued liability related to PolaRx acquisition

	December 31,
	2002	2001	2000
	(in thousands)
Accrued liability related to PolaRx acquisition	$4,000	$—	$—

Total accrued liability related to PolaRx acquisition	$4,000	$—	$—

For an explanation of the accrued liability related to PolaRx acquisition, see Paragraph 4.4.2.2 of this Chapter.

Deferred revenue

	December 31,
	2002	2001	2000
	(in thousands)
Short-term deferred revenue	$1,003	$523	$—
Long-term deferred revenue	2,090	2,371	—

Total deferred revenue	$3,093	$2,894	$—

Deferred revenue relates to license and contract revenue associated with up-front license fees, and research and development funding payments under collaborative agreements and is recognized ratably over the related development or performance period on a straight-line basis.

Other Long-term obligations

Long-term obligations consist of the following as of December 31 (in thousands):

	2002	2001	2000
Master equipment financing agreement, due May 2006, monthly payments of $51, including interest at 8.0%	$1,640	$—	$—
Master equipment financing agreement, due December 2006, monthly payments of $35, including interest at 7.0%	1,247	—	—
Master equipment financing agreement, due October 2006, monthly payments of $35, including interest at 7.1%	1,190	—	—
Master equipment financing agreement, due October 2004, monthly payments of $48, including interest at 7.1%	997	1,489	—
Master equipment financing agreement, due September 2002, monthly payments of $60, including interest at 12.4%	—	680	1,273
Master equipment financing agreement, due December 2002, monthly payments of $18, including interest at 12.4%	—	255	431
Master equipment financing agreement, due December 2001, monthly payments of $44, including interest at 12.5%	—	—	617
Interest rate swap related to aircraft	1,191	—	—
Accrued preferred stock dividend	500	1,000	128
Deferred rent and other long-term obligations	99	148	239

	6,864	3,572	2,688
Less current portion	(2,250)	(2,051)	(1,628)

	$4,614	$1,521	$1,060

For each borrowing, CTI granted the lender a security interest in specified fixed assets. Maturities of the long-term obligations listed above, excluding the interest rate swap, at December 31, 2002 are as follows (in thousands):

Years Ending December 31,
2003	$2,250
2004	1,765
2005	1,216
2006	426
2007	15
Thereafter	1

$5,673

Convertible senior subordinated notes and convertible subordinated notes

	December 31,
	2002	2001	2000
	(in thousands)
Convertible senior subordinated notes	$85,460	$—	$—
Convertible subordinated notes	29,640	175,000	—

Total convertible subordinated notes	$115,100	$175,000	$—

In June 2001, CTI issued $150.0 million principal amount of 5.75% convertible subordinated notes due June 15, 2008 with interest payable semi-annually in June and December. In September 2001, CTI issued an additional $25.0 million principal amount of these notes. This additional issuance resulted from the exercise of an over-allotment option that CTI had granted to the initial purchasers. Net proceeds were approximately $168.0 million, after deducting expenses and underwriters’ discounts and commissions. CTI recorded issuance costs related to the notes of approximately $7.0 million. Issuance costs are recorded in other assets and amortized to interest expense over the life of the notes.

The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to maturity or redemption at a conversion rate of 29.4118 shares per each $1,000 principal note, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $34.00 per share. Under certain conditions, CTI may be able to redeem the notes by making an additional payment of $172.50 per $1,000 note, less any interest paid on the notes before June 21, 2004. Thereafter, CTI can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed.

In December 2002, CTI completed an exchange offer for its convertible subordinated notes, in which approximately $145.4 million of CTI’s convertible subordinated notes were tendered in exchange for approximately $85.5 million of new convertible senior subordinated notes. CTI recognized a net gain of $55.3 million on the early extinguishment of these notes. This net gain is based on the fair value of the new notes less debt issue costs of $4.6 million attributable to the exchanged notes. As of December 31, 2002, CTI had $29.6 million convertible subordinated notes outstanding.

In connection with the exchange of convertible subordinated notes, CTI issued $85.5 million convertible senior subordinated notes and recorded additional issuance costs of approximately $2.1 million, which are recorded in other assets and are being amortized to interest expense over the remaining life of the notes. The terms of the new notes are similar to the convertible subordinated notes except for the conversion price and provisional redemption provision. The conversion rate for these notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. Additionally under certain circumstances, CTI may be able to redeem the notes by making an additional payment of $86.25 per $1,000 note, less any interest paid on the notes before June 21, 2004. As of December 31, 2002, CTI had $85.5 million convertible senior subordinated notes outstanding.

Shareholders equity

	December 31,
	2002	2001	2000
	(in thousands)
Preferred stock	$—	$—	$1,510
Share capital	384,994	399,649	386,895
Note receivable from officers	—	(225)	(255)
Accumulated other comprehensive income	(1,056)	685	72
Accumulated deficit	(340,455)	(290,552)	(210,279)

Total shareholders’ equity	$43,483	$109,557	$177,943

Preferred stock

For an analysis of convertible preferred stock, see Paragraph 4.4.2.5 of this Chapter.

Share capital

As of December 31, 1999, the share capital of CTI consisted of 15,595,536 shares of common stock issued and outstanding, and 10,000 shares of preferred stock were issued and outstanding.

During the fiscal year ended December 31, 2000, the following transactions resulted in an increase in CTI’s share capital:

•	Issued 5,000,000 shares of common stock to PolaRx shareholders in connection with the acquisition of PolaRx in January 2000;

•	Issued 3,502,890 shares of common stock in exchange for the conversion of 7,575 shares of Series D Preferred Stock;

•	Issued 3,333,334 shares of common stock through a $40 million private placement in February 2000;

•	Issued 3,600,000 shares of common stock through a public offering in September 2000;

•	Issued 6,366 shares of common stock in connection with Series D Preferred Stock dividends;

•	Issued 1,290,834 shares of common stock upon exercise of warrants and 1,233,667 shares upon exercise of options and via the employee stock purchase program.

As of December 31, 2000, the share capital of CTI consisted of 33,562,627 shares of common stock issued and outstanding, and 2,425 shares of preferred stock were issued and outstanding.

During the fiscal year ended December 31, 2001, the following transactions resulted in an increase in CTI’s share capital:

•	Issued 1,121,386 shares of common stock in exchange for the conversion of 2,425 shares of Series D Preferred Stock;

•	Issued 20,785 shares of common stock for Series D Preferred Stock dividends;

•	Issued 20,000 shares of common stock upon the exercise of warrants, 347,749 shares upon the exercise of options and via the employee stock purchase program and 600 shares in connection with a donation of common stock;

•	In May 2001, the Compensation Committee and the Board of Directors approved the rescission of certain stock option exercises. In exchange for the return of 91,384 shares of common stock, the original option grant and exercise price were returned.

As of December 31, 2001, the share capital of CTI consisted of 34,981,763 shares of common stock issued and outstanding. There were no shares of preferred stock outstanding.

During the fiscal year ended December 31, 2002, the following transactions resulted in a decrease in CTI’s share capital:

•	Issued 113,630 shares of common stock for Series D Preferred Stock dividends;

•	Issued 146,978 shares of common stock upon exercise of warrants, and 412,805 shares upon the exercise of options and via the employee stock purchase program;

•	2,601,000 shares were repurchased under a Board of Directors authorized stock repurchase program.

As of December 31, 2002, the share capital of CTI consisted of 33,054,176 shares of common stock issued and outstanding. There were no shares of preferred stock outstanding.

Note receivable from officers

Loans to executive officers were outstanding in the amount of $225,000 and $255,000 as of December 31, 2001 and 2000. Each of the full-recourse notes had a term of four years and carried interest at approximately 5%. The executives used the funds to purchase shares of CTI’s common stock on the open market, as such, these loans are recorded within shareholders equity. The full balance of principal and accumulated interest were repaid during 2002.

Accumulated other comprehensive income

For a description and analysis of the comprehensive income (loss) for the years 2002, 2001 and 2000, see Paragraph 4.5 of this Chapter.

Accumulated Deficit

At December 31, 2002 the accumulated deficit amounts to $340.5 million and includes the losses accumulated in the current and previous fiscal years.

See Chapter IV, Paragraph 4.3 for further details on stockholders’ equity movements.

Contractual Arrangements and Commitments

Supply Agreement

In September 2001, CTI entered into a supply agreement with Natural Pharmaceuticals, Inc. for paclitaxel, a key starting material for the XYOTAX drug candidate. Under the supply agreement, CTI purchased paclitaxel at a pre-determined price and will receive supply over a multi-year term. At December 31, 2002, CTI had recorded a $4.6 million prepayment for future supply delivery, of which $1.4 million is classified as noncurrent. At December 31, 2001, CTI had recorded a $5.7 million prepayment, of which $3.8 million was classified as noncurrent.

Operating Lease Agreements

Facilities

CTI leases office and laboratory space under operating leases. Rent expense amounted to approximately $4.7 million, $2.9 million and $1.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Aircraft

In 2001, CTI entered into an operating lease agreement for use of an aircraft. Terms of the lease include current monthly rental payments of $161,000 plus an incremental rent adjustment,

which is based on the value of the aircraft and will vary depending on the prevailing applicable LIBOR rate. CTI may cancel this agreement if certain conditions are met and six months notice is provided. The lease expires in August 2011 with provision for renewal and CTI is responsible for all maintenance and insurance costs for the aircraft. Rent expense is recorded as incurred, and amounted to $2.6 million and $294,000 for the years ended December 31, 2002 and 2001, respectively.

In connection with this aircraft lease, CTI entered into an interest rate swap agreement that effectively locks in the effect of the incremental rate adjustment for the first 78 payments. Under the swap agreement, CTI will receive a variable amount based on the monthly LIBOR rate and will pay a fixed rate payment based on a rate of 4.78%. The swap agreement’s notional amount matches the incremental rent value of the aircraft. The other party to the swap agreement is an affiliate of the lessor; therefore, CTI does not believe they have any counterparty risk related to the interest rate swap. At December 31, 2002, the fair value of the swap was a liability of $1.2 million, which is recorded in long-term other liabilities and other comprehensive loss. At December 31, 2001, the fair value of the swap was an asset of $301,000, which was recorded in long-term other assets and other comprehensive income. CTI believes it is 100% effective. As a result of the above transactions, the effective interest rate on this lease is 6.49%.

Future Minimum Lease Payments

Future minimum lease commitments for operating leases at December 31, 2002 are as follows (in thousands):

2003	$8,706
2004	8,857
2005	9,079
2006	9,275
2007	9,451
Thereafter	29,398

$74,766

Statement of operations

Revenues

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Product sales	$11,393	$6,130	$502
License and contract revenue	5,503	106	—

Total revenues	$16,896	$6,236	$502

CTI’s revenues were $16.9 million, $6.2 million and $502,000 in 2002, 2001 and 2000, respectively. Revenues consist of product sales and license and contract revenue that is primarily revenue from technology licenses, collaborative research and development arrangements, and cost development reimbursement contracts.

For the revenue analysis of the last three years, see Paragraph 4.4.1.

Research and development expenses

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Research and development expenses – non-employee non-cash stock compensation (expense) reversal	$—	$24	$(1,248)
Research and development expenses – other	(58,759)	(44,693)	(25,326)

Total research and development expenses	$(58,759)	$(44,669)	$(26,574)

For the research and development expenses analysis of the last three years, see Paragraph 4.4.1.

Selling, general and administrative expenses

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Selling, general and administrative expenses – non-employee non cash stock compensation (expense) reversal	$188	$(1,639)	$(1,426)
Selling, general and administrative expenses – Others	(49,988)	(33,629)	(18,995)

Total selling, general and administrative expenses	$(49,800)	$(35,268)	$(20,421)

For the analysis of general and administrative costs of the past three years, see Paragraph 4.4.1.

Costs for non-employee stock options

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Research and development – non-employee non cash stock compensation (expense) reversal	$—	$24	$(1,248)
General and administrative – non-employee non cash stock compensation (expense) reversal	188	(1,639)	(1,426)

Total non-employee non cash stock options (expense) reversal	$188	$(1,615)	$(2,674)

In accordance with EITF 96-18, all equity instruments issued to non-employees are accounted for at the estimated fair value of the equity instruments. The value of the instrument is amortized to expense over the vesting period with final valuation measured on the vesting date. At December 31, 2002, 2001 and 2000, options to acquire 90,508, 153,674 and 224,332 shares of common stock, respectively, are accounted for based on their estimated fair values. CTI reversed previously recorded non-employee equity-based compensation expense of $188,000 in 2002, and recognized compensation expense in 2001 and 2000 of $1.6 million, and $2.7 million, respectively.

Other income (expense)

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Investment income	$4,819	$9,200	$4,517
Interest expenses	(11,240)	(5,988)	(544)
Gain on exchange of convertible subordinated notes	55,305	—	—

Total other income (expense)	$48,884	$3,212	$3,973

For an analysis of other income (expense) for the last three years, see Paragraph 4.4.1.

Income Taxes

As of December 31, 2002, CTI had net operating loss carryforwards of approximately $345.1 million, of which $44.2 million relates to stock option deductions, and research and development credit carryforwards of approximately $11.4 million. The carryforwards begin to expire in the year 2007. Due to rounds of equity financings, and other ownership changes as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, CTI incurred “ownership changes” pursuant to the Code, as amended. Accordingly, CTI’s use of the net operating loss carryforwards is limited to approximately $6.7 million annually for losses incurred prior to March 26, 1997 and may be subject to additional limitations thereafter. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. CTI recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. CTI’s valuation allowance increased $18.8 million, $25.4 million and $29.9 million during 2002, 2001 and 2000, respectively.

Significant components of CTI’s deferred tax liabilities and assets as of December 31 are as follows (in thousands):

	2002	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$117,335	$102,335	$80,267
Research and development tax credit carryforwards	11,408	9,348	7,753
Warrants issued	3,306	3,132	—
Depreciation in financial statements in excess of tax	2,379	2,144	529
Charitable contributions carryforward	1,215	553	139
Deferred revenue	1,052	984	—
Accruals on financial statements in excess of tax returns	699	538	148
Foreign tax credit	309	—	—

Gross deferred tax assets	137,703	119,034	88,836
Less valuation allowance	(137,358)	(118,598)	(88,785)

	345	436	51

Deferred tax liabilities:
Prepaid expenses	(345)	(385)	—
Restricted stock	—	(51)	—
Accruals on tax returns in excess of financial statements	—	—	(51)

Gross deferred tax liabilities	(345)	(436)	(51)
Net deferred tax assets	$—	$—	$—

4.7. Consolidated Balance Sheet and Statement of Operations of CTI as of and for the six months ended June 30, 2003 and 2002

The following paragraph presents the consolidated balance sheet of CTI as of June 30, 2003 and the consolidated statements of operations, of cash flows and of stockholders’ equity for the six months ended June 30, 2003 and 2002.

Such interim financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations pertaining to interim financial statements. There have been no changes in the accounting principles adopted by CTI during this six-month period as compared to the year ended December 31, 2002. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or any other period.

4.7.1 Consolidated Balance Sheets of CTI

	June 30, 2003	December 31, 2002
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$66,981	$17,946
Securities available—for—sale	82,769	122,311
Interest receivable	1,192	1,900
Accounts receivable, net	1,561	2,150
Inventory	808	878
Note receivable from officer	3,500	—
Prepaid expenses and other current assets	5,986	6,157

Total current assets	162,797	151,342
Property and equipment, net	11,707	11,652
Note receivable from officer	—	3,500
Goodwill, net	12,064	12,064
Other intangibles, net	2,002	2,670
Other assets and deferred charges	8,263	5,552

Total assets	$196,833	$186,780

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$923	$2,444
Accrued expenses	14,276	11,796
Accrued liability related to PolaRx acquisition	49	4,000
Current portion of deferred revenue	1,003	1,003
Current portion of long—term obligations	2,297	2,250

Total current liabilities	18,548	21,493
Convertible senior subordinated notes	160,459	85,460
Convertible subordinated notes	29,640	29,640
Deferred revenue, less current portion	1,585	2,090
Other long—term obligations, less current portion	3,879	4,614
Commitments
Shareholders’ equity (deficit):
Preferred Stock, no par value:
Authorized shares — 10,000,000
Series C, 100,000 shares designated, none issued or outstanding	—	—
Series D, 10,000 shares designated, none issued or outstanding	—	—
Common Stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 33,323,683 and 33,054,176 at June 30, 2003 and December 31, 2002, respectively	385,774	384,994
Notes receivable from officers	—	—
Accumulated other comprehensive (loss)	(1,352)	(1,056)
Accumulated deficit	(401,700)	(340,455)

Total shareholders’ equity (deficit)	(17,278)	43,483

Total liabilities and shareholders’ equity (deficit)	$196,833	$186,780

4.7.2 Consolidated Statements of Operations of CTI for the six months ended June 30, 2003 and 2002

	Six Months Ended June 30,
	2003	2002
	(In thousands, except per share amounts)
Revenues:
Product sales	$9,591	$3,914
License and contract revenue	1,419	614

Total revenues	11,010	4,528

Operating expenses:
Cost of product sold	398	225
Research and development	42,652	26,093
Selling, general and administrative	25,817	22,266
Amortization of purchased intangibles	667	3,351

Total operating expenses	69,534	51,935

Loss from operations	(58,524)	(47,407)

Other income (expense):
Investment income	1,105	3,056
Interest expense	(3,826)	(5,697)

Other expense, net	(2,721)	(2,641)

Net loss	$(61,245)	$(50,048)

Basic diluted net loss per common share	$(1.85)	$(1.44)

Shares used in calculation of basic and diluted net loss per common share (weighted average for the period)	33,141	34,807

4.7.3 Consolidated Cash Flow Statements of CTI for the six months ended June 30, 2003 and 2002

	Six Months Ended June 30,
	2003	2002
	(In thousands)
Operating activities
Net loss	$(61,245)	$(50,048)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,337	4,641
Amortization of investment premium	1,690	2,524
Equity-based compensation expense (reversal)	228	(400)
Loss on disposition of property and equipment	43	—
Noncash rent benefit	(10)	(57)
Changes in operating assets and liabilities:
Interest receivable	708	1,150
Accounts receivable, net	589	187
Inventory	70	(87)
Prepaid expenses and other current assets	175	(939)
Other assets and deferred charges	1,499	2,152
Accounts payable	(1,520)	(52)
Accrued expenses	2,480	1,103
Deferred revenue	(506)	(263)

Total adjustments	7,783	9,959

Net cash used in operating activities	(53,462)	(40,089)

Investing activities
Purchases of securities available-for-sale	(86,297)	(153,697)
Proceeds from sales of securities available-for-sale	15,888	89,068
Proceeds from maturities of securities available—for—sale	108,146	148,309
Payment related to PolaRx acquisition	(3,951)	—
Deferred acquisition costs related to Novuspharma merger	(1,870)	—
Purchases of property and equipment	(1,768)	(3,838)
Issuance of note receivable to officer	—	(3,500)

Net cash provided by investing activities	30,148	76,342

Financing activities
Proceeds from issuance of convertible senior subordinated notes, net	72,656	—
Repurchase of common stock	—	(13,933)
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	552	677
Repayment of long—term obligations	(859)	(829)
Proceeds from the issuance of long—term obligations	—	1,924

Net cash provided by (used in) financing activities	72,349	(12,161)

Net increase in cash and cash equivalents	49,035	24,092
Cash and cash equivalents at beginning of period	17,946	38,688

Cash and cash equivalents at end of period	$66,981	$62,780

Supplemental disclosure of cash and noncash flow information
Cash paid during the period for interest	$3,184	$5,188

4.7.4 Consolidated Statements of Stockholders’ Equity (Deficit) of CTI for the six months ended June 30, 2003

	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
	(In thousands)
Balance at December 31, 2002	33,054	$384,994	$(340,455)	$(1,056)	$43,483
Conversion of senior subordinated debt to common stock	—	1	—	—	1
Conversion of warrants to common stock	134	—	—	—	—
Proceeds from stock options exercised, stock awards and stock sold via employee stock purchase plan	136	552	—	—	552
Equity-based compensation expense	—	227	—	—	227
Comprehensive loss:
Unrealized losses on securities available-for-sale	—	—	—	(115)	(115)
Unrealized losses on interest rate swap	—	—	—	(181)	(181)
Net loss for the period ended June 30, 2003	—	—	(61,245)	—	(61,245)

Comprehensive loss					(61,541)

Balance at June 30, 2003	33,324	$385,774	$(401,700)	$(1,352)	$(17,278)

4.7.5 Analysis of Operating Performance of CTI and Capital and Financial Position as of and for the Six Month Period ended June 30, 2003

4.7.5.1 Income Statement Trend Analysis for the Six Month Periods ended June 30, 2003 and 2002.

In the following comments on the economic performance of CTI for the six months period ended June 30, 2003, values for the income statement will not be expressed in percentage value of the revenues, given the low relevance of the revenues compared to the other values.

Product sales. CTI recorded net product sales of approximately $9.6 million and $3.9 million for TRISENOX for the six months ended June 30, 2003 and 2002, respectively. TRISENOX is CTI’s pharmaceutical grade arsenic product that has been approved by the FDA to treat patients with relapsed or refractory acute promyelocytic leukemia. The increase in net sales is primarily due to greater demand for this product in 2003. CTI expect net sales to continue to increase during 2003.

License and contract revenue. For the six months ended June 30, 2003, CTI recognized approximately $1.4 million of license and contract revenue, of which $506,000 related to the amortization of the initial payments from Chugai and Nippon, $500,000 related to a milestone payment received from Nippon for their submission of an NDA in Japan and $414,000 related to cost reimbursements for development expenses received from Chugai. For the six months ended June 30, 2002, CTI recognized $614,000 of license and contract revenue, of which $321,000 related to cost reimbursements for development expenses received from Chugai and $263,000 related to the amortization of the initial payment from Chugai.

Cost of product sold. The cost of product sold during the six months ended June 30, 2003 and 2002 was approximately $398,000 and $225,000, respectively. Cost of product sold consists primarily of manufacturing costs, allowances for excess inventory that may expire and become unsaleable, and royalties paid on product sales. For the six months ended June 30, 2003, product costs were 4.1% of product sales. CTI expects product costs in the future to continue to approximate a small percentage of revenue.

Research and development expenses. CTI’s research and development expenses for compounds under development and discovery research are as follows (in thousands):

	Six months ended June 30,
	2003	2002
Compounds under development:
XYOTAX	$25,226	$9,903
TRISENOX	2,301	2,485
Other compounds	404	1,400
Operating expenses	9,049	7,451
Discovery research	5,672	4,854

Total research and development expenses	$42,652	$26,093

Research and development expenses increased to approximately $42.7 million for the six months ended June 30, 2003, from approximately $26.1 million for the six months ended June 30, 2002. Costs for CTI’s XYOTAX program increased primarily due to approximately $15.3 million of clinical and manufacturing costs associated with the set up and initiation of phase III clinical trials as well as several other clinical trials. Costs incurred for other compounds decreased primarily due to a $1.0 million milestone payment made in 2002 for the commencement of CTI’s phase I clinical trial for CT-2106. CTI also incurred additional personnel, occupancy and operating expenses of approximately $2.1 million related to the expanded development plans for XYOTAX, TRISENOX, CT-2106 and discovery research. CTI anticipates increased research and development expenses in connection with the clinical development plans for XYOTAX and other products.

Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $25.8 million for the six months ended June 30, 2003, from approximately $22.3 million for the six months ended June 30, 2002. This increase is primarily attributed to approximately $1.6 million of additional marketing costs for TRISENOX and personnel costs due to the expansion of CTI’s sales force, $1.4 million of additional personnel, operating and occupancy costs associated with supporting CTI’s research, development and marketing activities and approximately $500,000 increase in stock-based compensation. CTI expects selling, general and administrative expenses to increase in the future to support the expected increase in research, development and commercialization efforts. Additionally, due to the variable accounting treatment of certain stock options, fluctuations in quoted prices for CTI’s common stock may result in unpredictable and potentially significant charges or credits to CTI’s stock-based compensation.

Amortization of purchased intangibles. In January 2000, CTI acquired PolaRx, which was accounted for using the purchase method of accounting. CTI’s intangible assets were obtained upon this acquisition. Amortization for the six months ended June 30, 2003 decreased to approximately $667,000 from approximately $3.4 million for the six months ended June 30, 2002, due to a marketing intangible asset that became fully amortized in December 2002.

Investment income. Investment income decreased to approximately $1.1 million for the six months ended June 30, 2003 from approximately $3.1 million for the six months ended June 30, 2002. This decrease is attributed to lower average cash and securities available-for-sale balances during the six months ended June 30, 2003.

Interest expense. Interest expense decreased to approximately $3.8 million for the six months ended June 30, 2003 from approximately $5.7 million for the six months ended June 30, 2002. In December 2002, CTI completed an exchange offer for its convertible subordinated notes, in which approximately $145.4 million of convertible subordinated notes were tendered in exchange for approximately $85.5 million of new convertible senior subordinated notes. The decrease in interest expense is attributable to this exchange. CTI expects an increase in interest expense in the second half of 2003 due to the issuance of 4% convertible senior subordinated notes in June 2003.

Loss from operations. The loss from operations was $58.5 million and $47.4 million for the six months ended June 30, 2003 and 2002, respectively. The increase is primarily due to increased research and development expenses offset by an increase in revenues.

Net loss. The net loss was $61.2 million and $50.0 million in the six months ended June 30, 2003 and 2002, respectively. The increase is primarily due to increased research and development expenses, offset by an increase in revenues and a decrease in interest expense due to the exchange offer for the Company’s convertible subordinated notes.

4.7.5.2 Analysis of Capital and Financial Position

The following reclassified consolidated balance sheets are provided in order to analyze trends of long-term assets, net working capital, net capital invested and net financial position as of June 30, 2003 compared to December 31, 2002.

	June 30, 2003	December 31, 2002
	(in thousands)
Long-term assets	$34,036	$35,438

Certain current assets	11,855	9,185
Certain current liabilities	(16,251)	(19,243)

Net working capital, as defined	(4,396)	(10,058)

Other long-term liabilities (excluding other long-term obligations and convertible notes)	(1,585)	(2,090)

Net capital invested	$28,055	$23,290

Net financial position	$144,766	$135,293
Convertible subordinated notes	(190,099)	(115,100)
Stockholders’ (equity) deficit	17,278	(43,483)

Net financial position, convertible subordinated and senior subordinated notes and stockholders’ (equity) deficit	$(28,055)	$(23,290)

4.7.5.3 Long-Term Assets

	June 30, 2003	December 31, 2002
	(in thousands)
Property and equipment, net	$11,707	$11,652
Note receivable from officer	—	3,500
Goodwill, net	12,064	12,064
Other intangibles, net	2,002	2,670
Other assets and deferred charges	8,263	5,552

Total	$34,036	$35,438

In the six months ended June 30, 2003, long-term assets decreased as the note receivable from officer became current. This was offset by an increase in other assets and deferred charges due to an increase in debt offering costs related to the issuance of 4% convertible notes in June 2003 with a principal amount of $75.0 million as well as approximately $1.9 million in deferred acquisition costs related to the Novuspharma merger.

4.7.5.4 Net Working Capital, as defined

	June 30, 2003	December 31, 2002
	(in thousands)
Inventory	$808	$878
Note receivable from officer	3,500	—
Accounts receivable, net	1,561	2,150
Prepaid expenses and other current assets	5,986	6,157

Certain Current assets	11,855	9,185

Accounts payable	923	2,444
Accrued expenses	14,276	11,796
Accrued liability related to PolaRx acquisition	49	4,000
Current portion of deferred revenue	1,003	1,003

Certain Current liabilities	16,251	19,243

Net working capital, as defined	$(4,396)	$(10,058)

In the six months ended June 30, 2003, net working capital, as defined, increased primarily due to the current classification of the note receivable from officer in addition to a decrease in the accrued liability related to the PolaRx acquisition. In April 2002, CTI extended a loan in the amount of $3.5 million to its President and Chief Executive Officer due April 8, 2004. The accrued liability related to PolaRx acquisition relates to an accrual at December 31, 2002 for milestone payment to PolaRx shareholders in connection with CTI achieving a $10 million sales threshold for TRISENOX.

4.7.5.5 Cash Flows

	Six months ended June 30,
	2003	2002
	(in thousands)
Cash flows from operating activities	$(53,462)	$(40,089)
Cash flows from investing activities	30,148	76,342
Cash flows from financing activities	72,349	(12,161)

Net change in cash and cash equivalents	49,035	24,092
Cash and cash equivalents at beginning of period	17,946	38,688

Cash and cash equivalents at end of period	$66,981	$62,780

Operating activities. Net cash used in operating activities increased to approximately $53.5 million during the six months ended June 30, 2003, compared to approximately $40.1 million for the same period during 2002. The increase in net cash used in operating activities during the six months ended June 30, 2003, as compared to the same period in 2002, was primarily due to the increase in CTI’s net loss.

CTI expects the amount of net cash used in operating activities in 2003 to increase over the amount of net cash used in 2002. The extent of cash flow used in operating activities will be significantly affected by CTI’s expanded development plans for XYOTAX and the ability to offset the related development expenses by licensing XYOTAX.

Investing activities. Net cash provided by investing activities decreased to approximately $30.1 million during the six months ended June 30, 2003, compared to approximately $76.3 million for the same period during 2002. The decrease in net cash provided by investing activities during the six months ended June 30, 2003, as compared to the same period in 2002, was primarily due to a decrease in purchases of securities available-for-sale offset by a decrease in proceeds from sales and maturities of securities available-for-sale.

Financing activities. Net cash provided by financing activities totaled approximately $72.3 million during the six months ended June 30, 2003, compared to net cash used in financing activities of approximately $12.2 million for the same period during 2002. The increase in net cash provided by financing activities was primarily due to the net proceeds of $72.7 million CTI received from the issuance of $75.0 million of 4% convertible senior subordinated notes due July 1, 2010 offset by the repurchase of common stock in 2002.

4.7.5.6 Net Financial Position

	June 30, 2003	December 31, 2002
	(in thousands)
Other long-term obligations	$(3,879)	$(4,614)

Cash and cash equivalents	66,981	17,946
Securities available-for-sale	82,769	122,311
Interest receivable	1,192	1,900
Current portion of long-term obligations	(2,297)	(2,250)

Short-term liquidity	148,645	139,907

Net financial position	$144,766	$135,293

Net financial position increased primarily due to the net increase in cash and cash equivalents and securities available-for-sale relating to net proceeds of approximately $72.7 million CTI received from the issuance of 4.0% convertible senior subordinated notes in June, 2003.

4.7.5.7 Financial management and cash management transactions

CTI has financed its operations since inception primarily through the sale of equity securities. Up to June 30, 2003, CTI had raised net proceeds of approximately $338.5 million. Additionally, CTI has financed the purchase of $22.2 million of property and equipment through financing agreements of which approximately $4.2 million remains outstanding as of June 30, 2003.

As of June 30, 2003, CTI has also received $27.1 million in development expense reimbursements as well as $16.7 million in license fees, milestone payments and collaboration revenue. Of these payments, $2.6 million is recorded as deferred revenue as of June 30, 2003. Under licensing agreements with Chugai Pharmaceutical Co., Ltd. and Nippon Shinyaku Co., Ltd., CTI may also receive future milestone payments totaling up to $13.0 million and $3.5 million, respectively.

CTI has also financed its operations through the sale of debt securities. As of June 30, 2003, CTI has $75.0 million of 4% convertible senior subordinated notes outstanding, due July 1, 2010, with interest payable semi-annually in January and July. The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $13.50 per share. Under certain conditions, CTI may be able to provisionally redeem some or all of the notes at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest. Under provisional redemption provisions CTI will make an additional payment with respect to any notes called for provisional redemption in an amount equal to $280.00 per $1,000 principal amount of notes, less any interest paid on the notes before the date of redemption.

Additionally, as of June 30, 2003, CTI has $85.5 million in 5.75% convertible senior subordinated notes and $29.6 million in 5.75% convertible subordinated notes outstanding, each due June 15, 2008, with interest payable semi-annually in June and December. The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to their maturity or redemption. On or after June 21, 2004, CTI can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The conversion rate for the convertible senior subordinated notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. Additionally under certain circumstances, CTI may be able to redeem the convertible senior subordinated notes by making an additional payment of $86.25 per $1,000 note, less any interest paid on the notes before June 21, 2004. The conversion rate for the convertible subordinated notes is 29.4118 shares per each $1,000 principal note; this is equivalent to a conversion price of $34.00 per share. Under certain conditions, CTI may be able to redeem the convertible subordinated notes by making an additional payment of $172.50 per $1,000 note, less any interest paid on the notes before June 21, 2004.

4.7.6 Financial notes as of June 30, 2003 and December 31, 2002

Balance sheet

Cash and Cash Equivalents

	June 30, 2003	December 31, 2002
	(in thousands)
Cash	$1,302	$2,434
Cash equivalents	65,679	15,512

Total cash and cash equivalents	$66,981	$17,946

Securities Available-for-Sale

	June 30, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. government obligations	$52,197	$26	$(6)	$52,217
Corporate obligations	22,445	10	(7)	22,448
Municipal government obligations	8,107	4	(7)	8,104

	$82,749	$40	$(20)	$82,769

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. government obligations	$60,458	$49	$(1)	$60,506
Corporate obligations	46,140	107	(22)	46,225
Municipal government obligations	15,578	9	(7)	15,580

	$122,176	$165	$(30)	$122,311

As of June 30, 2003, $75.9 million of securities available-for-sale had contractual maturities of less than one year, while $6.9 million had contractual maturities over one year. As of December 31, 2002, $120.3 million of securities available-for-sale had contractual maturities of less than one year, while $2.0 million had contractual maturities over one year.

Interest Receivable

	June 30, 2003	December 31, 2002
	(in thousands)
Interest receivable	$1,192	$1,900

Total interest receivable	$1,192	$1,900

The decrease in interest receivable as of June 30, 2003 compared to December 31, 2002 is due to an overall lower effective rate of return on securities as well as a lower securities available-for-sale balance during the period.

Accounts Receivable, net

	June 30, 2003	December 31, 2002
	(in thousands)
Trade receivables	$2,452	$2,562
Other accounts receivable	463	446
Allowance for discounts, returns and bad debt	(1,354)	(858)

Total accounts receivable, net	$1,561	$2,150

Accounts receivable decreased as of June 30, 2003 compared to December 31, 2002 due to a price increase which took effect November 1, 2002 prompting customers to purchase increased levels of inventory at extended payment terms at the end of 2002 as well as an increase in sales reserve during the second quarter of 2003.

Inventory

	June 30, 2003	December 31, 2002
	(in thousands)
Work in process	$699	$548
Finished goods	109	330

Total inventory	$808	$878

The inventory balance remained consistent at June 30, 2003 compared to December 31, 2002.

Note Receivable from Officer

	June 30, 2003	December 31, 2002
	(in thousands)
Note receivable from officer	$3,500	$3,500

Total note receivable from officer	$3,500	$3,500

At December 31, 2002, the note receivable from officer was classified as long-term and became current during the first six months of 2003.

Prepaid expenses and other current assets

	June 30, 2003	December 31, 2002
	(in thousands)
Prepaid insurance	$1,134	$1,035
Prepaid purchases related to Natural Pharmaceuticals, Inc. supply agreement	3,717	3,197
Other prepaid expenses and current assets	1,135	1,925

Total prepaid expenses and other current assets	$5,986	$6,157

The balance in prepaid expenses and other current assets at June 30, 2003 was consistent with the balance at December 31, 2002.

Property and equipment

	June 30, 2003	December 31, 2002
	(in thousands)
Leasehold improvement	$8,670	$8,604
Lab equipment	8,724	8,745
Furniture and office equipment	11,708	11,860

Total before depreciation and amortization	$29,102	$29,209
Accumulated depreciation and amortization	(17,395)	(17,557)

Property and equipment, net	$11,707	$11,652

Depreciation expense is $1.7 million for the six-month period ended June 30, 2003 and $3.0 million for the year ended December 31, 2002.

Goodwill

	June 30, 2003	December 31, 2002
	(in thousands)
Goodwill, net	$12,064	$12,064

Total goodwill, net	$12,064	$12,064

Other Intangibles

	June 30, 2003	December 31, 2002
	(in thousands)
Other intangibles	$2,002	$2,670

Total other intangibles, net	$2,002	$2,670

Other intangible assets at June 30, 2003 decreased from December 31, 2002 due to amortization expense.

Other assets and deferred charges

	June 30, 2003	December 31, 2002
	(in thousands)
Debt issuance costs, net	$5,368	$3,005
Costs related to Novuspharma merger	1,869	—
Prepaid purchases related to Natural Pharmaceuticals, Inc. supply agreement	—	1,400
Other assets and deferred charges	1,026	1,147

Total other assets and deferred charges	$8,263	$5,552

Other assets and deferred charges increased due to an increase in debt issuance costs and costs related to the Novuspharma merger, offset by a decrease in the prepaid purchases related to the supply agreement for paclitaxel. Debt issuance costs increased due to the issuance of $75.0 million of 4.0% convertible senior subordinated notes in June 2003.

Accounts payable

	June 30, 2003	December 31, 2002
	(in thousands)
Accounts payable	$923	$2,444

Total accounts payable	$923	$2,444

The balance of accounts payable is entirely due within twelve months. The decrease in accounts payable is due to the timing of cash disbursements.

Accrued liabilities

	June 30, 2003	December 31, 2002
	(in thousands)
Employee compensation and related expenses	$3,711	$4,535
Clinical development	5,134	1,735
Research and other development expenses	587	1,063
Manufacturing expenses	975	877
Corporate development and sales and marketing expenses	1,495	615
Insurance financing and accrued interest expense	334	226
Other	2,040	2,745

Total accrued liabilities	$14,276	$11,796

The accrued liabilities balance includes accruals for expenses incurred during the fiscal year where invoices have not been received and also includes accruals for personnel compensation and benefits.

The balance of accrued liabilities increased as of June 30, 2003 as compared to December 31, 2002 primarily due to an increase in clinical development expenses for the phase III XYOTAX trials.

Accrued liability related to PolaRx acquisition

	June 30, 2003	December 31, 2002
	(in thousands)
Accrued liability related to PolaRx acquisition	$49	$4,000

Total accrued liability related to PolaRx acquisition	$49	$4,000

For an analysis of the accrued liability related to the PolaRx acquisition, see paragraph 4.7.5.4 of this Chapter.

Deferred revenues

	June 30, 2003	December 31, 2002
	(in thousands)
Short-term deferred revenue	$1,003	$1,003
Long-term deferred revenue	1,585	2,090

Total other assets and deferred charges	$2,588	$3,093

Deferred revenue relates to license and contract revenue associated with up-front license fees and research and development funding payments under collaborative agreements and is recognized ratably over the related development or performance period on a straight-line basis.

Other long term obligations

	June 30, 2003	December 31, 2002
	(in thousands)
Master equipment financing agreement, due May 2006, monthly payments of $51, including interest at 8.0%	$1,398	$1,640
Master equipment financing agreement, due December 2006, monthly payments of $35, including interest at 7.0%	1,069	1,247
Master equipment financing agreement, due October 2006, monthly payments of $35, including interest at 7.1%	1,021	1,190
Master equipment financing agreement, due October 2004, monthly payments of $48, including interest at 7.1%	738	997
Interest rate swap related to aircraft	1,371	1,191
Accrued preferred stock dividend	500	500
Deferred rent and other long-term obligations	79	99

	6,176	6,864
Less current portion	(2,297)	(2,250)

	$3,879	$4,614

The balance of other long-term obligations decreased as of June 30, 2003 as compared to December 31, 2002 primarily due to payments made on the master equipment financing agreements offset by an increase in the balance of the interest rate swap related to the aircraft.

Convertible senior subordinated notes and convertible subordinated notes

	June 30, 2003	December 31, 2002
	(in thousands)
Convertible senior subordinated notes	$160,459	$85,460
Convertible subordinated notes	29,640	29,640

Total convertible subordinated notes	$190,099	$115,100

In June 2003, CTI issued $75.0 million principal amount of 4.0% convertible senior subordinated notes due July 1, 2010 with interest payable semi-annually in January and July. Net proceeds were approximately $72.7 million, after deducting expenses and underwriters’ discounts and commissions. CTI recorded issuance costs related to the notes of approximately $2.3 million. These issuance costs are recorded as other assets and are being amortized to interest expense over the seven-year life of the notes.

The convertible senior subordinated notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $13.50 per share. Under certain conditions, CTI may be able to provisionally redeem some or all of the notes at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest. Under provisional redemption provisions CTI will make an additional payment with respect to any notes called for provisional redemption in an amount equal to $280.00 per $1,000 principal amount of notes, less any interest paid on the notes before the date of redemption.

Shareholders equity (deficit)

	June 30, 2003	December 31, 2002
	(in thousands)
Share capital	$385,774	$384,994
Accumulated other comprehensive income	(1,352)	(1,056)
Accumulated deficit	(401,700)	(340,455)

Total shareholders’ equity (deficit)	$(17,278)	$43,483

Pursuant to U.S. law and Washington law, there is no requirement that a company maintain a postitive shareholders’ equity or for a company to supplement its shareholders’ equity by means of shareholder contributions once the same has become negative. Management believes that, as a result of the merger, shareholders’ equity will become positive, as shown by the pro forma financial information.

Share capital

CTI’s share capital increased from 33,054,176 shares of common stock as of December 31, 2002, to 33,323,683 shares of common stock as of June 30, 2003, as a result of the following transactions:

•	the issuance of 133,839 shares of common stock for warrants exercised;

•	the net issuance of 135,568 shares of common stock for options exercised and stock sold via the employee stock purchase plan;

•	the issuance of 100 shares of common stock related to the conversion of senior subordinated debt.

Accumulated other comprehensive income

Accumulated other comprehensive income increased from December 31, 2002 to June 30, 2003 due to approximately $115,000 in additional unrealized losses on securities available-for-sale and $181,000 in additional unrealized losses on the interest rate swap.

Accumulated Deficit

At June 30, 2003 the accumulated deficit amounts to $401.7 million and includes the losses accumulated in the current and previous fiscal years.

See Chapter IV, Paragraph 4.7.4 for further details on stockholders’ equity movements.

Statement of operations

Revenues

	Six months ended June 30
	2003	2002
	(in thousands)
Product sales	$9,591	$3,914
License and contract revenue	1,419	614

Total revenues	$11,010	$4,528

CTI’s revenues were $11.0 million and $4.5 million for the six months ended June 30, 2003 and 2002, respectively. Revenues consist of product sales and license and contract revenue which includes revenue from technology licenses, collaborative research and development arrangements, and development cost reimbursement contracts.

For an analysis of revenue for the six months ended June 30, 2003 and 2002, see Paragraph 4.7.5.1 of this Chapter.

Research and development expenses

	Six months ended June 30
	2003	2002
	(in thousands)
Research and development expenses – non-employee non-cash stock compensation expenses	$—	$—
Research and development expenses – other	(42,652)	(26,093)

Total research and development expenses	$(42,652)	$(26,093)

For an analysis of research and development expenses for the six months ended June 30, 2003 and 2002, see Paragraph 4.7.5.1 of this Chapter.

Selling, general and administrative expenses

	Six months ended June 30
	2003	2002
	(in thousands)
Selling, general and administrative expenses – non-employee non-cash stock compensation (expenses) reversal	$(216)	$302
Selling, general and administrative expenses – other	(25,601)	(22,568)

Total selling, general and administrative expenses	$(25,817)	$(22,266)

For an analysis of selling, general and administrative expenses for the six months ended June 30, 2003 and 2002, see Paragraph 4.7.5.1 of this Chapter.

Other Income (expense)

	Six months ended June 30
	2003	2002
	(in thousands)
Investment income	$1,105	$3,056
Interest expense	(3,826)	(5,697)

Total Other Income (expense)	$(2,721)	$(2,641)

For the analysis of other income (expense) for the six months ended June 30, 2003 and 2002, see Paragraph 4.7.5.1.

4.8. Consolidated Balance Sheet and Statement of Operations of CTI as of and for the three months ended September 30, 2003 and 2002

The following paragraph presents the consolidated balance sheet of CTI as of September 30, 2003 and the consolidated statements of operations, of cash flows and of stockholders’ equity for the three months ended September 30, 2003 and 2002.

Such interim financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations pertaining to interim financial statements. There have been no changes in the accounting principles adopted by CTI during this three-month period compared to the year ended December 31, 2002. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or any other period.

4.8.1 Consolidated Balance Sheets of CTI

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$14,250	$66,981	$17,946
Securities available—for—sale	112,119	82,769	122,311
Interest receivable	1,489	1,192	1,900
Accounts receivable, net	775	1,561	2,150
Inventory	798	808	878
Note receivable from officer	3,500	3,500	—
Prepaid expenses and other current assets	5,863	5,986	6,157

Total current assets	138,794	162,797	151,342
Property and equipment, net	11,614	11,707	11,652
Note receivable from officer	—	—	3,500
Goodwill, net	12,064	12,064	12,064
Other intangibles, net	1,669	2,002	2,670
Other assets and deferred charges	9,709	8,263	5,552

Total assets	$173,850	$196,833	$186,780

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,063	$923	$2,444
Accrued expenses	22,245	14,276	11,796
Accrued liability related to PolaRx acquisition	30	49	4,000
Current portion of deferred revenue	888	1,003	1,003
Current portion of long—term obligations	1,830	2,297	2,250

Total current liabilities	26,056	18,548	21,493
Convertible senior subordinated notes	160,459	160,459	85,460
Convertible subordinated notes	29,640	29,640	29,640
Deferred revenue, less current portion	1,445	1,585	2,090
Other long—term obligations, less current portion	3,102	3,879	4,614
Shareholders’ equity (deficit):
Preferred Stock, no par value:
Authorized shares — 10,000,000
Series C, 100,000 shares designated, none issued or outstanding	—	—	—
Series D, 10,000 shares designated, none issued or outstanding	—	—	—
Common Stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 33,988,002, 33,323,683 and 33,054,176 at September 30, 2003, June 30, 2003 and December 31, 2002, respectively	390,179	385,774	384,994
Deferred stock-based compensation	(2,275)	—	—
Accumulated other comprehensive (loss)	(937)	(1,352)	(1,056)
Accumulated deficit	(433,819)	(401,700)	(340,455)

Total shareholders’ equity (deficit)	(46,852)	(17,278)	43,483

Total liabilities and shareholders’ equity (deficit)	$173,850	$196,833	$186,780

4.8.2 Consolidated Statements of Operations of CTI for the three months ended September 30, 2003 and 2002

	Three Months Ended September 30,
	2003	2002
	(In thousands, except per share amounts)
Revenues:
Product sales	$5,910	$3,450
License and contract revenue	629	962

Total revenues	6,539	4,412

Operating expenses:
Cost of product sold	221	164
Research and development	22,471	17,970
Selling, general and administrative	13,282	13,144
Amortization of purchased intangibles	334	1,675

Total operating expenses	36,308	32,953

Loss from operations	(29,769)	(28,541)

Other income (expense):
Investment income	391	970
Interest expense	(2,741)	(2,821)

Other expense, net	(2,350)	(1,851)

Net loss	$(32,119)	$(30,392)

Basic and diluted net loss per common share	$(0.96)	$(0.93)

Shares used in calculation of basic and diluted net loss per common share (weighted average for the period)	33,605	32,705

4.8.3 Consolidated Cash Flow Statements of CTI for the three months ended September 30, 2003 and 2002

	Three Months Ended September 30,
	2003	2002
	(In thousands)
Operating activities
Net loss	$(32,119)	$(30,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,185	2,459
Amortization of investment premium	940	860
Equity-based compensation expense (reversal)	305	24
Loss on disposition of property and equipment	1	—
Noncash rent benefit	—	(29)
Changes in operating assets and liabilities:
Interest receivable	(297)	371
Accounts receivable, net	785	146
Inventory	11	185
Prepaid expenses and other current assets	122	822
Other assets and deferred charges	606	677
Accounts payable	139	(179)
Accrued expenses	7,012	5,547
Deferred revenue	(254)	(135)

Total adjustments	10,555	10,748

Net cash used in operating activities	(21,564)	(19,644)

	Three Months Ended September 30,
	2003	2002
	(In thousands)
Investing activities
Purchases of securities available-for-sale	(66,379)	(91,750)
Proceeds from sales of securities available-for-sale	—	5,164
Proceeds from maturities of securities available—for—sale	36,197	75,770
Payment related to PolaRx acquisition	(19)	—
Deferred acquisition costs related to Novuspharma merger	(591)	—
Purchases of property and equipment	(759)	(939)

Net cash used in investing activities	(31,551)	(11,755)

Financing activities
Proceeds from issuance of convertible senior subordinated notes, net	(503)	—
Repurchase of common stock	—	(2,486)
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	1,324	14
Repayment of long—term obligations	(437)	(536)
Proceeds from the issuance of long—term obligations	—	(1)

Net cash provided by (used in) financing activities	384	(3,009)

Net decrease in cash and cash equivalents	(52,731)	(34,408)
Cash and cash equivalents at beginning of period	66,981	62,780

Cash and cash equivalents at end of period	$14,250	$28,372

Supplemental disclosure of cash and noncash flow information
Cash paid during the period for interest	$82	$54

Issuance of common stock for payment of preferred stock dividend	$500	$500

4.8.4 Consolidated Statements of Stockholders’ Deficit of CTI for the three months ended September 30, 2003

	Common Stock		Deferred Stock-Based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
	(In thousands)
Balance at June 30, 2003	33,324	$385,774	$—	$(401,700)	$(1,352)	$(17,278)
Preferred stock dividend	44	500	—	—	—	500
Proceeds from stock options exercised, stock awards and stock sold via employee stock purchase plan	620	3,716	—	—	—	3,716
Deferred compensation	—	—	(2,391)	—	—	(2,391)
Amortization of unearned compensation of restricted stock	—	—	116	—	—	116
Equity-based compensation expense	—	189	—	—	—	189
Comprehensive loss:
Unrealized gains on securities available-for-sale	—	—	—	—	108	108
Unrealized gains on interest rate swap	—	—	—	—	307	307
Net loss for the period ended September 30, 2003	—	—	—	(32,119)	—	(32,119)

Comprehensive loss						(31,704)

Balance at September 30, 2003	33,988	$390,179	$(2,275)	$(433,819)	$(937)	$(46,852)

4.8.5 Analysis of Operating Performance of CTI and Capital and Financial Position as of and for the Three Month Period ended September 30, 2003

4.8.5.1 Income Statement Trend Analysis for the Three Month Periods ended September 30, 2003 and 2002.

In the following comments on the economic performance of CTI for the three month period ended September 30, 2003, values for the income statement will not be expressed in percentage value of the revenues, given the low relevance of the revenues compared to the other values.

Product sales. CTI recorded net product sales of approximately $5.9 million and $3.5 million for TRISENOX for the three months ended September 30, 2003 and 2002, respectively. TRISENOX is CTI’s pharmaceutical grade arsenic product that has been approved by the FDA to treat patients with relapsed or refractory acute promyelocytic leukemia. The increase in net sales is primarily due to greater demand for this product as well as an increase in sales price in 2003. CTI expects net sales to continue to increase during 2003 and 2004.

License and contract revenue. In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd., or Chugai, for the development and commercialization of XYOTAX. Upon execution of the agreement, Chugai paid CTI a $3.0 million initial payment, which was recorded as deferred revenue and which is being recognized as revenue over the estimated development period of approximately six years on a straight-line basis. In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co., Ltd., or Nippon, for the distribution and commercialization of TRISENOX. CTI received $750,000 upon execution of the agreement which was recorded as deferred revenue and which is being recognized as revenue on a straight-line basis over the estimated time to receive marketing authorization application approval.

For the three months ended September 30, 2003, CTI recognized approximately $629,000 of license and contract revenue, of which $254,000 related to the amortization of the initial payments from Chugai and Nippon and $375,000 related to cost reimbursements for development expenses received from Chugai. For the three months ended September 30, 2002, CTI recognized approximately $962,000 of license and contract revenue of which $827,000 related to cost reimbursements for development expenses received from Chugai and $135,000 related to the amortization of the initial payment from Chugai.

Cost of product sold. The cost of product sold during the three months ended September 30, 2003 and 2002 was approximately $221,000 and $164,000, respectively. Cost of product sold consists primarily of manufacturing costs, allowances for excess inventory that may expire and become unsaleable, and royalties paid on product sales. For the three months ended September 30, 2003, product costs were 3.7% of product sales. CTI expects product costs in the future to continue to approximate a small percentage of revenue.

Research and development expenses. CTI’s research and development expenses for compounds under development and discovery research are as follows (in thousands):

	Three Months Ended September 30,
	2003	2002
Compounds under development:
XYOTAX	$13,156	$9,492
TRISENOX	1,052	1,712
Other compounds	434	886
Operating expenses	4,754	3,611
Discovery research	3,075	2,269

Total research and development expenses	$22,471	$17,970

Research and development expenses increased to approximately $22.5 million for the three months ended September 30, 2003, from approximately $18.0 million for the three months ended September 30, 2002. Costs for CTI’s XYOTAX program increased by approximately $5.5 million primarily due to clinical and manufacturing costs associated with the set up, initiation and execution of three phase III clinical trials and other clinical trials offset in part by a $2.0 million charge, in the three months ended September 30, 2002, for a payment related to the achievement of contractual milestones associated with the completion of a phase II trial and the filing of the first IND application in Japan. TRISENOX costs decreased primarily as a result of a reduction in clinical costs of approximately $0.5 million. Costs incurred for other compounds decreased primarily due to higher manufacturing and clinical costs for CT-2106 during the three months ended September 30, 2002. Operating expenses increased by approximately $1.1 million primarily due to additional personnel and occupancy costs related to CTI’s expanded development plans for XYOTAX, TRISENOX and CT-2106. Costs for discovery research increased by approximately $0.8 million mainly due to employee termination benefits resulting from the reduction in workforce associated with the proposed merger with Novuspharma in addition to increased occupancy costs. CTI anticipates increased research and development expenses in connection with its clinical development plans for XYOTAX and other products.

Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $13.3 million for the three months ended September 30, 2003, from approximately $13.1 million for the three months ended September 30, 2002. This increase is a result of approximately $1.3 million of additional marketing and sales costs for TRISENOX and approximately $0.6 million of additional operating, personnel and occupancy costs associated with supporting research, development and marketing activities, including stock-based compensation charges. These costs were offset in part by reductions of approximately $1.2 million in CTI’s corporate communications program and approximately $0.7 million in maintenance and operating costs of CTI’s leased aircraft. CTI expects selling, general and administrative expenses to increase in the future to support the expected increase in research, development and commercialization efforts. Additionally, due to the variable accounting treatment of certain stock options, fluctuations in quoted prices for CTI’s common stock may result in unpredictable and potentially significant charges or credits to stock-based compensation.

Amortization of purchased intangibles. Amortization for the three months ended September 30, 2003 decreased to approximately $334,000 from approximately $1.7 million for the three months ended September 30, 2002, due to a marketing intangible asset that became fully amortized in December 2002.

Investment income. Investment income decreased to approximately $391,000 for the three months ended September 30, 2003 from approximately $970,000 for the three months ended September 30, 2002. This decrease is attributed to lower average cash balances and lower prevailing interest rates on securities available-for-sale during the three months ended September 30, 2003 compared to the three months ended September 30, 2002.

Interest expense. Interest expense decreased to approximately $2.7 million for the three months ended September 30, 2003 from approximately $2.8 million for the three months ended September 30, 2002. In December 2002, CTI completed an exchange offer for its 5.75% convertible subordinated notes, in which approximately $145.4 million of CTI’s 5.75% convertible subordinated notes were tendered in exchange for approximately $85.5 million of CTI’s new 5.75% convertible senior subordinated notes. The decrease in interest expense is attributable to this exchange and was offset in part by an increase in interest expense due to the issuance of $75.0 million principal amount of CTI’s 4% convertible senior subordinated notes in June 2003.

Loss from operations. The loss from operations was $29.8 million and $28.5 million for the three months ended September 30, 2003 and 2002, respectively. The increase is primarily due to increased research and development expenses partially offset by an increase in revenues.

Net loss. The net loss was $32.1 million and $30.4 million in the three months ended September 30, 2003 and 2002, respectively. The increase is primarily due to increased research and development expenses, partially offset by an increase in revenues.

4.8.5.2 Analysis of Capital and Financial Position

The following reclassified consolidated balance sheets are provided in order to analyze trends of long-term assets, net working capital, net capital invested and net financial position as of September 30, 2003 compared to December 31, 2002.

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Long-term assets	$35,056	$34,036	$35,438
Certain current assets	10,936	11,855	9,185
Certain current liabilities	(24,226)	(16,251)	(19,243)

Net working capital, as defined	(13,290)	(4,396)	(10,058)

Other long-term liabilities (excluding other long-term obligations and convertible notes)	(1,445)	(1,585)	(2,090)

Net capital invested	$20,321	$28,055	$23,290

Net financial position	$122,926	$144,766	$135,293
Convertible subordinated notes	(190,099)	(190,099)	(115,100)
Stockholders’ (equity) deficit	46,852	17,278	(43,483)

Net financial position, convertible subordinated and senior subordinated notes and stockholders’ (equity) deficit	$(20,321)	$(28,055)	$(23,290)

4.8.5.3 Long-Term Assets

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Property and equipment, net	$11,614	$11,707	$11,652
Note receivable from officer	—	—	3,500
Goodwill, net	12,064	12,064	12,064
Other intangibles, net	1,669	2,002	2,670
Other assets and deferred charges	9,709	8,263	5,552

Total	$35,056	$34,036	$35,438

Long-term assets increased at September 30, 2003 as compared to June 30, 2003 mainly due to an increase in other assets and deferred charges, at September 30, 2003, associated with additional deferred acquisition costs incurred related to the Novuspharma merger. This was partially offset by a decrease in other intangibles due to amortization expense for the period.

4.8.5.4 Net Working Capital, as defined

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Inventory	$798	$808	$878
Note receivable from officer	3,500	3,500	—
Accounts receivable, net	775	1,561	2,150
Prepaid expenses and other current assets	5,863	5,986	6,157

Certain Current assets	10,936	11,855	9,185

Accounts payable	1,063	923	2,444
Accrued expenses	22,245	14,276	11,796
Accrued liability related to PolaRx acquisition	30	49	4,000
Current portion of deferred revenue	888	1,003	1,003

Certain Current liabilities	24,226	16,251	19,243

Net working capital, as defined	$(13,290)	$(4,396)	$(10,058)

Net working capital, as defined, decreased at September 30, 2003 as compared to June 30, 2003 primarily due to an increase in accrued expenses. Accrued expenses increased as a result of additional clinical development expenses for phase III XYOTAX trials as well as increases in accrued interest and accrued employee compensation. Accrued interest increased due to the timing of interest payments as well as the issuance of $75.0 million principal amount of CTI’s 4% convertible senior subordinated notes in June 2003. Accrued employee compensation increased due to an increase in the bonus accrual along with an increase in employee termination benefits recorded during the three months ended September 30, 2003 relating to the reduction in workforce resulting from the proposed merger with Novuspharma.

4.8.5.5 Cash Flows

	Three months ended September 30,
	2003	2002
	(In thousands)
Cash flows from operating activities	$(21,564)	$(19,644)
Cash flows from investing activities	(31,551)	(11,755)
Cash flows from financing activities	384	(3,009)

Net change in cash and cash equivalents	(52,731)	(34,408)
Cash and cash equivalents at beginning of period	66,981	62,780

Cash and cash equivalents at end of period	$14,250	$28,372

Operating activities. Net cash used in operating activities increased to approximately $21.6 million during the three months ended September 30, 2003, compared to approximately $19.6 million for the same period during 2002. The increase in net cash used in operating activities during the three months ended September 30, 2003, as compared to the same period in 2002, was primarily due to the increase in CTI’s net loss.

CTI expects the amount of net cash used in operating activities in 2003 to increase over the amount of net cash used in 2002. The extent of cash flow used in operating activities will be significantly affected by CTI’s expanded development plans for XYOTAX and the ability to offset the related development expenses by licensing XYOTAX.

Investing activities. Net cash used in investing activities increased to approximately $31.6 million during the three months ended September 30, 2003, compared to approximately $11.8 million for the same period during 2002. The increase in net cash used in investing activities during the three months ended September 30, 2003, as compared to the same period in 2002, was primarily due to a decrease in proceeds from maturities of securities available-for-sale offset by a decrease in purchases of securities available-for-sale.

Financing activities. Net cash provided by financing activities totaled approximately $0.4 million during the three months ended September 30, 2003, compared to net cash used in financing activities of approximately $3.0 million for the same period during 2002. The increase in net cash provided by financing activities was primarily due to the repurchase of common stock during the three months ended September 30, 2002.

4.8.5.6 Net Financial Position

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Other long-term obligations	$(3,102)	$(3,879)	$(4,614)

Cash and cash equivalents	14,250	66,981	17,946
Securities available-for-sale	112,119	82,769	122,311
Interest receivable	1,489	1,192	1,900
Current portion of long-term obligations	(1,830)	(2,297)	(2,250)

Short-term liquidity	126,028	148,645	139,907

Net financial position	$122,926	$144,766	$135,293

Net financial position decreased primarily due to the net decrease in cash and cash equivalents and securities available-for-sale relating to cash used in operations.

4.8.5.7 Financial management and cash management transactions

CTI has financed its operations since inception primarily through the sale of equity securities. Up to September 30, 2003, CTI had raised net proceeds of approximately $338.5 million. Additionally, CTI has financed the purchase of $22.2 million of property and equipment through financing agreements of which approximately $3.8 million remains outstanding as of September 30, 2003.

As of September 30, 2003, CTI has also received $27.5 million in development expense reimbursements as well as $16.7 million in license fees, milestone payments and collaboration revenue. Of these payments, $2.3 million is recorded as deferred revenue as of September 30, 2003. Under licensing agreements with Chugai Pharmaceutical Co., Ltd. and Nippon Shinyaku Co., Ltd., CTI may also receive future milestone payments totaling up to $13.0 million and $3.5 million, respectively.

CTI has also financed its operations through the sale of debt securities. As of September 30, 2003, CTI has $75.0 million of 4% convertible senior subordinated notes outstanding, due July 1, 2010, with interest payable semi-annually in January and July. The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $13.50 per share. Under certain conditions, CTI may be able to provisionally redeem some or all of the notes at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest. Under provisional redemption provisions CTI will make an additional payment with respect to any notes called for provisional redemption in an amount equal to $280.00 per $1,000 principal amount of notes, less any interest paid on the notes before the date of redemption.

Additionally, as of September 30, 2003, CTI has $85.5 million in 5.75% convertible senior subordinated notes and $29.6 million in 5.75% convertible subordinated notes outstanding, each due June 15, 2008, with interest payable semi-annually in June and December. The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to their maturity or redemption. On or after June 21, 2004, CTI can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The conversion rate for the convertible senior subordinated notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. Additionally under certain circumstances, CTI may be able to redeem the convertible senior subordinated notes by making an additional payment of $86.25 per $1,000 note, less any interest paid on the notes before June 21, 2004. The conversion rate for the convertible subordinated notes is 29.4118 shares per each $1,000 principal note; this is equivalent to a conversion price of $34.00 per share. Under certain conditions, CTI may be able to redeem the convertible subordinated notes by making an additional payment of $172.50 per $1,000 note, less any interest paid on the notes before June 21, 2004.

4.9. Pro Forma Financial Information as of June 30, 2003 and December 31, 2003

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

CTI AND NOVUSPHARMA

Introduction

The following pro forma combined balance sheets as of June 30, 2003 and December 31, 2002 and the pro forma combined statements of operations data for the six months ended June 30,

2003 and the year ended December 31, 2002 are based on the historical consolidated financial statements of CTI and Novuspharma after giving effect to the proposed merger, which is being accounted for in conformity with accounting principles generally accepted in the United States as an asset purchase, and applying the estimates, assumptions and adjustments described in the accompanying notes to the pro forma condensed combined financial statements. The related estimates, assumptions, and adjustments were determined in accordance with rules and regulations of the United States Securities and Exchange Commission (Article 11 of Regulation S-X). The December 31 financial information is based on CTI’s and Novuspharma’s audited financial statements and the June 30 financial information is based on CTI’s and Novuspharma’s financial statements that were subject to limited review. The financial information of Novuspharma has been reclassified to conform Novuspharma’s presentation format to that of CTI. The pro forma combined financial data is based on estimates and assumptions and are preliminary, for the reasons described below in Section 4.9.5, Note 1. There is no assurance that the pro forma combined financial statements represent what CTI’s financial position or results of operations would actually have been if the proposed merger had in fact occurred on the dates indicated or to project CTI’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	CTI’s consolidated balance sheet as of June 30, 2003 has been combined with Novuspharma’s balance sheet as of June 30, 2003 as if the proposed merger had occurred on June 30, 2003;

•	CTI’s consolidated balance sheet as of December 31, 2002 has been combined with Novuspharma’s balance sheet as of December 31, 2002 as if the proposed merger had occurred on December 31, 2002;

•	CTI’s consolidated statement of operations for the six months ended June 30, 2003 has been combined with Novuspharma’s statement of operations for the six months ended June 30, 2003 as if the proposed merger had occurred on January 1, 2003; and

•	CTI’s consolidated statement of operations for the year ended December 31, 2002 has been combined with Novuspharma’s statement of operations for the year ended December 31, 2002 as if the proposed merger had occurred on January 1, 2002.

The Novuspharma amounts combined in the pro forma combined financial statements referred to above were translated to U.S. dollars using a spot rate of 1.1503 and 1.0486 as of June 30, 2003 and December 31, 2002, respectively, and an average rate of 1.1052 and .94525 for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively.

As an asset purchase, the total estimated purchase price of $199.6 million, calculated as described in Note 1 to these pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the Merger, based initially on management’s estimates of fair values as of June 30, 2003. A preliminary valuation of the intangible assets was performed by an independent third party, as the basis for the estimates of fair values of the intangible assets reflected in these pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made prior to the completion of the proposed merger, will be based on management’s consideration of the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Novuspharma that exist as of the date of completion of the proposed merger. The purchase price in excess of the estimated fair values was then allocated on a pro rata basis to in-process research and development and nonmonetary long-lived assets. In addition to the effect of the final valuation, the timing of completion of the proposed merger and other changes in CTI’s and Novuspharma’s net assets which could occur prior to completion of the proposed merger could cause material differences from the information presented.

These pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Novuspharma, included in Novuspharma’s Annual Report and Half-Year Report. This data should also be read in conjunction with CTI’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in CTI’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the six months ended June 30, 2003.

4.9.1 Pro Forma Condensed Combined Balance Sheet, June 30, 2003

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$66,981	$90,841	$—		$157,822
Securities available-for-sale	82,769	19,104	—		101,873
Interest receivable	1,192	296	—		1,488
Accounts receivable, net	1,561	78	—		1,639
Inventory	808	—	—		808
Note receivable from officer	3,500	—	—		3,500
Prepaid expenses and other current assets	5,986	2,293	—		8,279

Total current assets	162,797	112,612	—		275,409
Property and equipment, net	11,707	5,472	2,664	(A)	19,843
Goodwill, net	12,064	202	(202)	(B)	12,064
Other intangibles, net	2,002	12	(12)	(C)	5,319
			3,317	(D)
Other assets and deferred charges	8,263	5,532	(1,870)	(E)	11,925

Total assets	$196,833	$123,830	$3,897		$324,560

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$923	$4,953	$—		$5,876
Accrued expenses	14,276	5,799	3,130	(E)	23,205
Accrued liability related to PolaRx acquisition	49	—	—		49
Current portion of deferred revenue	1,003	623	—		1,626
Current portion of long-term obligations	2,297	61	—		2,358

Total current liabilities	18,548	11,436	3,130		33,114
Convertible senior subordinated notes	160,459	—	—		160,459
Convertible subordinated notes	29,640	—	—		29,640
Deferred revenue, less current portion	1,585	—	—		1,585
Other long-term obligations, less current portion	3,879	1,658	—		5,537
Commitments
Shareholders’ equity (deficit):
Common Stock	385,774	194,189	(194,189)	(F)	580,985
			194,587	(G)
			624	(H)
Deferred stock compensation	—	—	(624)	(H)	(624)
Accumulated other comprehensive income (loss)	(1,352)	48	(48)	(F)	(1,352)
Accumulated deficit	(401,700)	(83,501)	83,501	(F)	(484,784)
			(83,084)	(I)

Total shareholders’ equity (deficit)	(17,278)	110,736	767		94,225

Total liabilities and shareholders’ equity (deficit)	$196,833	$123,830	$3,897		$324,560

4.9.2 Pro Forma Condensed Combined Balance Sheet, December 31, 2002

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$17,946	$60,672	$—		$78,618
Securities available-for-sale	122,311	52,936	—		175,247
Interest receivable	1,900	1,032	—		2,932
Accounts receivable, net	2,150	163	—		2,313
Inventory	878	—	—		878
Note receivable from officer	—	—	—		—
Prepaid expenses and other current assets	6,157	3,110	—		9,267

Total current assets	151,342	117,913	—		269,255
Property and equipment, net	11,652	5,291	2,176	(A)	19,119
Note receivable from officer	3,500	—	—		3,500
Goodwill, net	12,064	185	(185)	(B)	12,064
Other intangibles, net	2,670	10	(10)	(C)	5,819
			3,149	(D)
Other assets and deferred charges	5,552	4,171	—		9,723

Total assets	$186,780	$127,570	$5,130		$319,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,444	$5,774	$—		$8,218
Accrued expenses	11,796	4,237	5,000	(E)	21,033
Accrued liability related to PolaRx acquisition	4,000	—	—		4,000
Current portion of deferred revenue	1,003	700	—		1,703
Current portion of long-term obligations	2,250	55	—		2,305

Total current liabilities	21,493	10,766	5,000		37,259
Convertible senior subordinated notes	85,460	—	—		85,460
Convertible subordinated notes	29,640	—	—		29,640
Deferred revenue, less current portion	2,090	—	—		2,090
Other long-term obligations, less current portion	4,614	1,211	—		5,825
Commitments
Shareholders’ equity:
Common Stock	384,994	175,096	(175,096)	(F)	580,205
			194,587	(G)
			624	(H)
Deferred stock compensation			(624)	(H)	(624)
Accumulated other comprehensive income (loss)	(1,056)	(173)	173	(F)	(1,056)
Accumulated deficit	(340,455)	(59,330)	59,330	(F)	(419,319)
			(78,864)	(I)

Total shareholders’ equity	43,483	115,593	130		159,206

Total liabilities and shareholders’ equity	$186,780	$127,570	$5,130		$319,480

4.9.3 Unaudited Pro Forma Condensed Combined Statement of Operations, Six Months Ended June 30, 2003

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
	(in thousands, except per share amounts)
Revenues:
Product sales	$9,591	$—	$—		$9,591
License and contract revenue	1,419	1,890	—		3,309

Total revenues	11,010	1,890	—		12,900

Operating expenses:
Cost of product sold	398	—	—		398
Research and development	42,652	14,116	107	(J)	56,875
Selling, general and administrative	25,817	6,716	49	(K)	32,848
			266	(L)
Amortization of purchased intangibles	667	1	332	(M)	1,000

Total operating expenses	69,534	20,833	754		91,121

Loss from operations	(58,524)	(18,943)	(754)		(78,221)
Other income (expense):
Investment and other income	1,105	1,912	—		3,017
Interest expense	(3,826)	—	—		(3,826)

Other income (expense), net	(2,721)	1,912	—		(809)

Net loss	$(61,245)	$(17,031)	$(754)		$(79,030)

Basic and diluted net loss per common share	$(1.85)	$(2.62)			$(1.61)

Shares used in calculation of basic and diluted net loss per common share (weighted average for the period)	33,141	6,512		Note 3	49,168

4.9.4 Pro Forma Condensed Combined Statement of Operations, Year Ended December 31, 2002

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
	(in thousands, except per share amounts)
Revenues:
Product sales	$11,393	$—	$—		$11,393
License and contract revenue	5,503	5,254	—		10,757

Total revenues	16,896	5,254	—		22,150

Operating expenses:
Cost of product sold	423	—	—		423
Research and development	58,759	32,007	215	(J)	90,981
Selling, general and administrative	49,800	6,123	97	(K)	56,553
			533	(L)
Amortization of purchased intangibles	6,701	2	663	(M)	7,366

Total operating expenses	115,683	38,132	1,508		155,323

Loss from operations	(98,787)	(32,878)	(1,508)		(133,173)
Other income (expense):
Investment and other income	4,819	4,345	—		9,164
Interest expense	(11,240)	—	—		(11,240)
Gain on exchange of convertible subordinated notes	55,305	—	—		55,305

Other income (expense), net	48,884	4,345	—		53,229

Net loss	$(49,903)	$(28,533)	$(1,508)		$(79,944)

Basic and diluted net loss per common share	$(1.48)	$(4.40)			$(1.61)

Shares used in calculation of basic and diluted net loss per common share (weighted average for the period)	33,763	6,492		Note 3	49,790

4.9.5 Notes to Pro Forma Condensed Combined Financial Statements

Note 1. Description of Merger and Purchase Price

The pro forma condensed combined financial statements reflect the proposed merger of Novuspharma with and into CTI as if it was accounted for in conformity with accounting principles generally accepted in the United States. The pro forma condensed combined financial statements reflect the conversion of all the outstanding Novuspharma ordinary shares into approximately 16,027,000 shares of CTI common stock pursuant to the proposed merger. The calculation of the number of shares is based on outstanding Novuspharma ordinary shares of approximately 6,542,000 as of June 30, 2003 (excluding treasury shares held on the same date), multiplied by the fixed exchange ratio of 2.45. The actual number of shares of CTI common stock to be issued will be determined based on the actual number of Novuspharma ordinary shares outstanding on the effective date of the merger. The total cost of the proposed merger is estimated to be approximately $199,587,000, based on a fair value of CTI common stock of $12.14, the average price of CTI common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the proposed merger (June 12, 13, 16, 17, 18, 19 and 20, 2003).

The estimated total purchase price of the proposed merger is as follows (in thousands):

Total value of CTI common stock	$194,587
Estimated direct transaction costs	5,000

Total estimated purchase price	$199,587

As an asset purchase, the total estimated purchase price as shown in the table above will be allocated to Novuspharma’s net tangible and intangible assets based initially on their estimated fair values as of the date of the completion of the proposed merger. The estimated purchase price in excess of these estimated fair values was then allocated on a pro rata basis to in-process research and development and to non-monetary long-lived assets. Based on the preliminary valuation, performed by an independent third party, and subject to material changes upon completion of a final valuation and other factors as described in the introduction to these pro forma condensed combined financial statements of this Listing Prospectus, the allocation of the preliminary estimated purchase price is as follows (in thousands):

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$90,841	$60,672
Securities available-for-sale	19,104	52,936
Interest receivable	296	1,032
Accounts receivable	78	163
Prepaid expenses and other current assets	2,293	3,110
Property and equipment	8,136	7,467
Other intangible assets	3,317	3,149
Other assets and deferred charges	5,532	4,171
Accounts payable and accrued expenses	(10,752)	(10,011)
Current portion of deferred revenue	(623)	(700)
Current portion of long-term obligations	(61)	(55)
Other long-term obligations, less current portion	(1,658)	(1,211)
Acquired in-process research and development	83,084	78,864

Total	$199,587	$199,587

The number of shares used to estimate the total purchase price does not include shares that may be issued in connection with the exercise of stock options between June 30, 2003 and the effective date of the merger. In connection with the Merger, all Novuspharma stock options will become fully vested and will, to the extent not exercised, be cancelled immediately prior to the effective time of the Merger. At June 30, 2003, Novuspharma had outstanding options for the purchase of 360,270 ordinary shares with a weighted average exercise price of €26.51. If all of these options were exercised prior to the Merger, it would result in the issuance by CTI of an additional 882,662 shares of CTI common stock (using the fixed exchange ratio of 2.45). Accordingly, to the extent that options are exercised prior to the effective date of the Merger, the estimated purchase price would increase, resulting in additional cash and an adjustment to in-process research and development and to nonmonetary long-lived assets on a pro forma basis.

Acquired in-process research and development, or IPRD, for the Merger was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased technology, which, at the effective time of the Merger, had not reached technological feasibility. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for each product, probability of technical success given the stage of development at the time of acquisition, royalty rates based on an assessment of industry market rates, product sales cycles, and the estimated life of a product’s underlying technology. The projections for revenues include assumptions that significant cash flows from product revenue would commence in 2006. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, general and administrative expenses, and research and development costs. The rate utilized to discount projected cash flows was 30%, and was based on the relative risk of each in-process technology and was based primarily on risk adjusted rates of return for research and development and the weighted average cost of capital for CTI at the time of the Merger.

The pro forma condensed combined balance sheet as of June 30, 2003 and December 31, 2002 reflect acquired IPRD of approximately $83.1 million and $78.9 million, respectively, representing the values determined by CTI’s management to be attributable to the IPRD assets associated with the technology acquired in the Merger as follows (in thousands):

	June 30, 2003	December 31, 2002
BBR 2778 (NHL)	$70,856	$67,257
BBR 2778 (MS)	6,030	5,724
MT-201	6,198	5,883

	$83,084	$78,864

As required by U.S. GAAP, the amount of in-process research and development (IPRD) will be expensed in the period the acquisition is completed. However, due to its non-recurring nature, this expensing of the in-process research and development has been excluded from the pro forma condensed combined consolidated statement of operations and included in the pro forma condensed combined consolidated balance sheet (see adjustment I).

The most clinically advanced product in Novuspharma’s product development pipeline is Pixantrone, also known as BBR 2778. Pixantrone is in Phase III clinical trials in indolent NHL, in Phase II clinical trials in aggressive NHL, and is expected to enter clinical trials in MS during the second half of 2003. Pixantrone produced positive results in terms of efficacy and safety in preclinical trials and in Phase I and II trials. In preclinical studies, Pixantrone has shown notable activity in animal models of cancer, particularly in models of blood-born tumors such as lymphoma. For purposes of the valuation, Novuspharma has estimated that its future research and development costs for Pixantrone will be approximately $18.0 million through the launch year. Novuspharma expects that the new drug application to the FDA for Pixantrone will be filed in 2005 at the earliest. For purposes of the valuation, the estimated launch of Pixantrone for indolent NHL is 2006 with revenues for aggressive NHL and MS being generated through off label usage. However, significant risk remains relative to the uncertainties inherent in clinical trials and in ultimately obtaining regulatory approval.

MT201, a fully human antibody targeting the Ep-CAM molecule, is in Phase I clinical trials, and is being carried out pursuant to a collaboration agreement between Novuspharma and Micromet AG. Under the terms of the agreement with Micromet, Novuspharma should make total payments of up to € 15 million over the four years if the required milestones are achieved. Development costs of up to € 10 million will be shared equally between the two companies and Novuspharma will pay 40% of development costs in excess of €10 million. In return, Novuspharma will receive 40% of the anticipated revenues from MT201, if any. Preparations are underway for a program of Phase II trials for MT201 in a number of major solid tumor indications. The first trial is expected to be conducted in patients with early stage prostate cancer and is planned to open for recruitment in the third quarter of 2003. MT201 has recently concluded Phase I clinical studies in HRPC. For purposes of the valuation, Novuspharma has estimated that its future research and development costs for MT201, including related royalties, will be approximately $21.0 million through the launch year. For purposes of the valuation, the launch time for MT201 is estimated to be 2008. This time estimate is speculative given the early stage of MT201’s development.

The values associated with these programs represent values ascribed by CTI’s management, based on the discounted cash flows currently expected from the technologies acquired and a pro rata allocation of the purchase price in excess of the estimated fair values of non-monetary assets acquired. The estimated cash flows include the estimated development costs and estimated product launch dates referred to above with estimated lives of these products ranging from twelve to fourteen years after approval. If these projects are not successfully developed, the business, results of operations and financial condition of CTI may be adversely affected. As of the date the Merger Agreement was signed, CTI concluded that once completed, the technologies under development can only be economically used for their specific and intended purposes and that the in-process technology has no alternative future use after taking into consideration the overall objectives of the project, progress toward the objectives, and uniqueness of developments to these objectives.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect CTI’s deferred stock based compensation and transaction costs, to eliminate Novuspharma’s goodwill, other intangibles, and equity accounts, and to reflect changes in amortization charges resulting from these pro forma adjustments. The amounts presented to reflect the historical accounts of Novuspharma reflect the historical accounts reported in Euros in accordance with accounting standards generally accepted in the U.S. which were then translated to U.S. dollars using a spot rate of 1.1503 and 1.0486 as of June 30, 2003 and December 31, 2003, respectively, and average rates of 1.1052 and .94525 for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively.

The pro forma condensed combined financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (relating to the recognition of certain restructuring costs pursuant to a business combination). CTI is in the process of making these assessments and estimates of these costs are not currently known. Liabilities will be adjusted to reflect actual severance costs or relocation costs related to Novuspharma employees, or other costs associated with exiting activities of Novuspharma that would affect amounts in the pro forma condensed combined financial statements. The expected result of recording liabilities relating to EITF No. 95-3 will be primarily related to accrued liabilities (severance and facilities costs) with an offsetting adjustment to in-process research and development and to nonmonetary long-lived assets.

CTI has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the pro forma condensed combined financial statements are as follows:

(A)	Adjustment to record the allocated value to property and equipment of $2,664,000 and $2,176,000 at June 30, 2003 and December 31, 2002, respectively based on pro rata allocation of excess purchase price.

(B)	Adjustment to eliminate Novuspharma’s net goodwill of $202,000 and $185,000 at June 30, 2003 and December 31, 2002, respectively.

(C)	Adjustment to eliminate Novuspharma’s net other intangibles of $12,000 and $10,000 at June 30, 2003 and December 31, 2002, respectively.

(D)	Adjustment to record Novuspharma’s net other intangibles representing assembled workforce of $3,317,000 and $3,149,000 at June 30, 2003 and December 31, 2002, respectively based on estimated fair values and a pro rata allocation of excess purchase price.

(E)	To reflect CTI’s transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling $5,000,000, including $1,870,000 that has been accrued or paid as of June 30, 2003 and is included in other assets and deferred charges. The estimated transaction costs of Novuspharma of $4,500,000 are not included in the pro forma adjustments.

(F)	Adjustment to eliminate Novuspharma’s historical shareholders’ equity accounts.

(G)	To reflect the issuance of approximately 16,027,000 shares of CTI common stock valued at $12.14 per share, or $194,587,000.

(H)	Adjustment to record deferred stock-based compensation of $624,000 related to restricted CTI stock to be issued to certain Novuspharma employees upon consummation of the Merger with restrictions that lapse after two years. Deferred stock-based compensation on restricted CTI stock was calculated based on the intrinsic value (fair value less the exercise price) at June 30, 2003. The intrinsic value was determined at June 30, 2003 as an estimate of the intrinsic value that will exist at the date of grant.

(I)	To reflect the write off of in-process research and development acquired by CTI of $83,084,000 and $78,864,000 at June 30, 2003 and December 31, 2002, respectively.

(J)	Adjustment to record additional research and development expenses for the amortization expense for deferred compensation of $107,000 and $215,000 for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively, related to restricted CTI stock to be issued to certain Novuspharma employees.

(K)	Adjustment to record additional selling, general and administrative expenses for the amortization expense for deferred compensation of $49,000 and $97,000 for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively, related to restricted CTI stock to be issued to certain Novuspharma employees.

(L)	Adjustment to record additional selling, general and administrative expenses of $266,000 and $533,000 for the six months ended June 30, 2003 and for the year ended

December 31, 2002, respectively, related to depreciation expense attributable to additional value allocated to property and equipment using an estimated useful life of five years.

(M)	Adjustment to record additional amortization of purchased intangibles of $332,000 and $663,000 for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively, attributable to the value allocated to assembled workforce using an estimated useful life of five years.

Note 3. Pro Forma Loss Per Share

The pro forma combined number of shares and net loss per share data was prepared using the weighted average number of shares issued, the fixed exchange ratio of 2.45 shares of CTI common stock for each Novuspharma ordinary share and the assumed issuance of up to approximately 16,027,000 shares of CTI common stock on January 1, 2002 for the year ended December 31, 2002 and January 1, 2003 for the six months ended June 30, 2003. The impact of outstanding stock options and convertible debt has been excluded from the calculation of diluted net loss per share as the effect would be anti-dilutive.

4.9.6 Analysis of Pro Forma Operating Performance of the Company and Pro Forma Capital and Financial Position

4.9.6.1 Pro Forma Income Statement Analysis for the Year ended December 31, 2002

Pro forma revenues were $22.2 million for the year ended December 31, 2002. Revenues for CTI totaled $16.9 million and consisted of Trisenox product sales of $11.4 million and license and contract revenues of $5.5 million. Revenues for Novuspharma totaled $5.3 million and consisted of research grants and services provided to third parties.

Pro forma cost of product sold was $423,000 for the year ended December 31, 2002. All cost of product sold relates to CTI as Novuspharma does not have any commercial products. CTI’s cost of product sold consists primarily of manufacturing costs, allowances for excess inventory that may expire and become unsaleable, and royalties paid on product sales.

Pro forma research and development expenses were $91.0 million for the year ended December 31, 2002. Research and development expenses for CTI and Novuspharma totaled $58.8 million and $32.2 million, respectively, and consist of (1) external direct expenses for compounds under development such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S.; (2) operating costs including personnel and occupancy expenses associated with developing these compounds; and (3) discovery research costs which primarily include personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds.

Pro forma selling, general and administrative expenses were $56.6 million for the year ended December 31, 2002. Selling, general and administrative expenses for CTI and Novuspharma were $49.8 million and $6.8 million, respectively, and consisted of personnel, operating and occupancy costs associated with supporting research, development and sales and marketing activities in addition to stock-based compensation charges.

Pro forma amortization of purchased intangibles was $7.4 million for the year ended December 31, 2002. This amount primarily relates to assets CTI acquired from PolaRx in January 2002, which are being amortized over their remaining lives, estimated to be three to five years.

Pro forma loss from operations was $133.2 million for the year ended December 31, 2002.

Pro forma investment income was $9.2 million for the year ended December 31, 2002. Investment income for CTI and Novuspharma totaled $4.8 million and $4.4 million, respectively, and consists of interest earned on securities available-for-sale.

Pro forma interest expense was $11.2 million for the year ended December 31, 2002. Interest expense is primarily attributable to CTI’s 5.75% convertible subordinated notes.

Pro forma gain on convertible notes was $55.3 million for the year ended December 31, 2002. In December 2002, CTI completed an exchange offer in which approximately $145.4 million of its convertible subordinated notes were tendered in exchange for approximately $85.5 million of new convertible senior subordinated notes. A net gain of $55.3 was recognized on the early extinguishment of these notes.

Pro forma net loss was $79.9 million for the year ended December 31, 2002.

4.9.6.2 Pro Forma income Statement Analysis for the Six Month Period ended June 30, 2003

Pro forma revenues were $12.9 million for the six-month period ended June 30, 2003. Revenues for CTI totaled $11.0 million and consisted of Trisenox product sales of $9.6 million and license and contract revenues of $1.4 million. Revenues for Novuspharma totaled $1.9 million and consisted of research grants and services provided to third parties.

Pro forma cost of product sold was $398,000 for the six-month period ended June 30, 2003. All cost of product sold relates to CTI as Novuspharma doesn’t have any commercial products. CTI’s cost of product sold consists primarily of manufacturing costs, allowances for excess inventory that may expire and become unsaleable, and royalties paid on product sales.

Pro forma research and development expenses were $56.9 million for the six-month period ended June 30, 2003. Research and development expenses for CTI and Novuspharma totaled $42.7 million and $14.2 million, respectively, and consist of (1) external direct expenses for compounds under development such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S.; (2) operating costs including personnel and occupancy expenses associated with developing these compounds; and (3) Discovery research costs which primarily include personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds.

Pro forma selling, general and administrative expenses were $32.8 million for the six-month period ended June 30, 2003. Selling, general and administrative expenses for CTI and Novuspharma were $25.8 million and $7.0 million, respectively, and consisted of personnel, operating and occupancy costs associated with supporting research, development and sales and marketing activities in addition to stock-based compensation charges.

Pro forma amortization of purchased intangibles was $1.0 million for the six-month period ended June 30, 2003. This amount primarily relates to assets CTI acquired from PolaRx in January 2002, which are being amortized over their remaining lives, estimated to be three to five years.

Pro forma loss from operations was $78.2 million for the six-month period ended June 30, 2003.

Pro forma investment income was $3.0 million for the six-month period ended June 30, 2003. Investment income for CTI and Novuspharma totaled $1.1 million and $1.9 million, respectively, and consists of interest earned on securities available-for-sale.

Pro forma interest expense was $3.8 million for the six-month period ended June 30, 2003. Interest expense is primarily attributable to CTI’s 5.75% convertible senior subordinated notes and convertible subordinated notes.

Pro forma net loss was $79.0 million for the six-month period ended June 30, 2003.

4.9.6.3 Pro Forma Analysis of Capital and Financial Position

The following reclassified pro forma balance sheets are provided in order to analyze trends of pro forma long-term assets, pro forma net working capital, pro forma net capital invested and pro forma net financial position for the six months ended June 30, 2003 compared to December 31, 2002.

	June 30, 2003	December 31, 2002
	(in thousands)
Long-term assets	$49,151	$50,225

Certain Current assets	14,226	12,458
Certain Current liabilities	(30,756)	(34,954)

Net working capital, as defined	(16,530)	(22,496)

Other long-term liabilities (excluding other long-term obligations and convertible notes)	(1,585)	(2,090)

Net capital invested	$31,036	$25,639

Net financial position	$253,288	$248,667
Convertible senior subordinated notes	(160,459)	(85,460)
Convertible subordinated notes	(29,640)	(29,640)
Stockholders’ equity	(94,225)	(159,206)

Net financial position, convertible subordinated and senior subordinated notes and stockholders’ equity	$(31,036)	$(25,639)

4.9.6.4 Pro Forma Long-Term Assets

	June 30, 2003	December 31, 2002
	(in thousands)
Property, plant and equipment, net	$19,843	$19,119
Note receivable from officer	—	3,500
Goodwill	12,064	12,064
Intangible assets, net	5,319	5,819
Other assets and deferred charges	11,925	9,723

	$49,151	$50,225

In the six months ended June 30, 2003, pro forma long-term assets decreased by $1.1 million primarily due to a reclassification of the note receivable from officer from long-term to short-term offset by an increase in other assets and deferred charges. The increase in other assets and deferred charges of $2.2 million primarily relates to an increase in deferred offering and acquisition costs offset by prepaid activity relating to a supply agreement for paclitaxel, a key starting material for CTI’s XYOTAX drug candidate.

4.9.6.5 Pro Forma Net Working Capital, as defined

	June 30, 2003	December 31, 2002
	(in thousands)
Inventory	$808	$878
Note receivable from officer	3,500	—
Accounts receivable, net	1,639	2,313
Prepaid expenses and other current assets	8,279	9,267

Certain Current assets	14,226	12,458

Accounts payable	5,876	8,218
Accrued liabilities	23,205	21,033
Accrued liability related to PolaRx acquisition	49	4,000
Current portion of deferred revenue	1,626	1,703

Certain Current liabilities	30,756	34,954

Net working capital, as defined	$(16,530)	$(22,496)

In the six months ended June 30, 2003, pro forma net working capital, as defined, decreased by $6.0 million primarily due to a decrease in accounts payable and paydown of an accrued liability related to the PolaRx acquisition offset by an increase in note receivable from officer resulting from a reclassification from other assets and deferred charges.

4.9.6.6 Pro Forma Net Financial Position

	June 30, 2003	December 31, 2002
	(in thousands)
Other long-term obligations	$(5,537)	$(5,825)

Cash and cash equivalents	157,822	78,618
Securities available-for-sale	101,873	175,247
Interest receivable	1,488	2,932
Current portion of long-term obligations	(2,358)	(2,305)

Short-term liquidity	258,825	254,492

Net financial position	$253,288	$248,667

Pro forma net financial position increased by $4.6 million in the six months ended June 30, 2003 primarily due to an increase in cash and cash equivalents of $79.2 million offset by a reduction in securities available-for-sale of $73.4 million. The increase in cash and cash equivalents primarily relates to proceeds CTI received from its 4% convertible senior subordinated note offering which occurred in June 2003. The reduction in securities available-for sale relates to maturities and sales of securities used to fund operations during the period.

4.10. Pro Forma Financial Information as of September 30, 2003

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

CTI AND NOVUSPHARMA

Introduction

The following pro forma combined balance sheets as of September 30, 2003 and the pro forma combined statements of operations data for the three months ended September 30, 2003 are based on the historical consolidated financial statements of CTI and Novuspharma after giving effect to the proposed merger, which is being accounted for in conformity with accounting principles generally accepted in the United States as an asset purchase, and applying the estimates, assumptions and adjustments described in the accompanying notes to the pro forma condensed combined financial statements. The related estimates, assumptions, and adjustments were determined in accordance with rules and regulations of the United States Securities and Exchange Commission (Article 11 of Regulation S-X). The September 30 financial information is based on CTI’s and Novuspharma’s financial statements on which the respective auditors did not issue any report. The financial information of Novuspharma has been reclassified to conform Novuspharma’s presentation format to that of CTI. The pro forma combined financial data is based on estimates and assumptions and are preliminary, for the reasons described below. This pro forma financial data has not been subject to examination by the auditors. There is no assurance that the pro forma combined financial statements represent what CTI’s financial position or results of operations would actually have been if the proposed merger had in fact occurred on the dates indicated or to project CTI’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	CTI’s consolidated balance sheet as of September 30, 2003 has been combined with Novuspharma’s balance sheet as of September 30, 2003 as if the proposed merger had occurred on September 30, 2003; and

•	CTI’s consolidated statement of operations for the three months ended September 30, 2003 has been combined with Novuspharma’s statement of operations for the three months ended September 30, 2003 as if the proposed merger had occurred on July 1, 2003.

The Novuspharma amounts combined in the pro forma combined financial statements referred to above were translated to U.S. dollars using a spot rate of 1.1651 as of September 30, 2003 and an average rate of 1.1259 for the three months ended September 30, 2003.

The total estimated purchase price for purposes of the presentation of pro forma financial information increased from $199.6 million at June 30, 2003 to $201.2 million at September 30, 2003 due to an increase in Novuspharma ordinary shares outstanding from 6,542,000 to 6,561,000, due to a sale of treasury stock, as well as an increase in estimated acquisition costs from $5 million to $6 million.

These pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Novuspharma, included in Novuspharma’s Annual Report and Quarterly Report as at September 30, 2003. This data should also be read in conjunction with CTI’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in CTI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003. For further information regarding the basis of this pro forma information and the related estimates, assumptions and adjustments, see pro forma information at Section 4.8.

4.10.1 Pro Forma Condensed Combined Balance Sheet, September 30, 2003

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,250	$95,472	$—			$109,722
Securities available-for-sale	112,119	2,914	—			115,033
Interest receivable	1,489	70	—			1,559
Accounts receivable, net	775	294	(244)	(A)		825
Inventory	798	—	—			798
Note receivable from officer	3,500	—	—			3,500
Prepaid expenses and other current assets	5,863	2,060	—			7,923

Total current assets	138,794	100,810	(244)			239,360
Property and equipment, net	11,614	5,937	3,787	(B)		21,338
Goodwill, net	12,064	205	(205)	(C)		12,064
Other intangibles, net	1,669	10	(10)	(D)		5,323
			3,654	(E)
Other assets and deferred charges	9,709	6,001	(3,418)	(F)		12,292

Total assets	$173,850	$112,963	$3,564			$290,377

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,063	$3,623	$(244)	(A)		$4,442
Accrued expenses	22,245	4,525	2,582	(F)		29,352
Accrued liability related to PolaRx acquisition	30	—	—			30
Current portion of deferred revenue	888	631	—			1,519
Current portion of long-term obligations	1,830	63	—			1,893

Total current liabilities	26,056	8,842	2,338			37,236
Convertible senior subordinated notes	160,459	—	—			160,459
Convertible subordinated notes	29,640	—	—			29,640
Deferred revenue, less current portion	1,445	—	—			1,445
Other long-term obligations, less current portion	3,102	1,700	—			4,802
Commitments
Shareholders’ equity (deficit):
Common Stock	390,179	197,289	(197,289)	(G	)	586,070
			195,167	(H)
			724	(I)
Deferred stock compensation	(2,275)	—	(724)	(I)		(2,999)
Accumulated other comprehensive income (loss)	(937)	—	—			(937)
Accumulated deficit	(433,819)	(94,868)	94,868	(G)		(525,339)
			(91,520)	(J)

Total shareholders’ equity (deficit)	(46,852)	102,421	1,226			56,795

Total liabilities and shareholders’ equity (deficit)	$173,850	$112,963	$3,564			$290,377

4.10.2 Unaudited Pro Forma Condensed Combined Statement of Operations, Three Months Ended September 30, 2003

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
	(in thousands, except per share amounts)
Revenues:
Product sales	$5,910	$—	$—		$5,910
License and contract revenue	629	284	(244)	(K)	669

Total revenues	6,539	284	(244)		6,579

Operating expenses:
Cost of product sold	221	—	—		221
Research and development	22,471	9,147	62	(L)	31,436
			(244)	(K)
Selling, general and administrative	13,282	1,643	28	(M)	15,142
			189	(N)
Amortization of purchased intangibles	334	—	183	(O)	517

Total operating expenses	36,308	10,790	218		47,316

Loss from operations	(29,769)	(10,506)	(462)		(40,737)
Other income (expense):
Investment and other income	391	565	—		956
Interest expense	(2,741)	—	—		(2,741)

Other income (expense), net	(2,350)	565	—		(1,785)

Net loss	$(32,119)	$(9,941)	$(462)		$(42,522)

Basic and diluted net loss per common share	$(0.96)	$(1.52)			$(0.86)

Shares used in calculation of basic and diluted net loss per common share (weighted average for the period)	33,605	6,543		Note 3	49,679

4.10.3 Notes to Pro Forma Condensed Combined Financial Statements

Note 1. Description of Merger and Purchase Price

The pro forma condensed combined financial statements reflect the proposed merger of Novuspharma with and into CTI as if it was accounted for in conformity with accounting principles generally accepted in the United States. The pro forma condensed combined financial statements reflect the conversion of all the outstanding Novuspharma ordinary shares into approximately 16,074,000 shares of CTI common stock pursuant to the proposed merger. The calculation of the number of shares is based on outstanding Novuspharma ordinary shares of approximately 6,561,000 as of September 30, 2003 (excluding treasury shares held on the same date), multiplied by the fixed exchange ratio of 2.45. The actual number of shares of CTI common stock to be issued will be determined based on the actual number of Novuspharma ordinary shares outstanding on the effective date of the merger. The total cost of the proposed merger is estimated to be approximately $201,167,000, based on a fair value of CTI common stock of $12.14, the average price of CTI common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the proposed merger (June 12, 13, 16, 17, 18, 19 and 20, 2003).

The estimated total purchase price of the proposed merger is as follows (in thousands):

Total value of CTI common stock	$195,167
Estimated direct transaction costs	6,000

Total estimated purchase price	$201,167

As an asset purchase, the total estimated purchase price as shown in the table above will be allocated to Novuspharma’s net tangible and intangible assets based initially on their estimated fair values as of the date of the completion of the proposed merger. The allocation of the preliminary estimated purchase price is as follows (in thousands):

September 30, 2003
Cash and cash equivalents	$95,472
Securities available-for-sale	2,914
Interest receivable	70
Accounts receivable	294
Prepaid expenses and other current assets	2,060
Property and equipment	9,724
Other intangible assets	3,654
Other assets and deferred charges	6,001
Accounts payable and accrued expenses	(8,148)
Current portion of deferred revenue	(631)
Current portion of long-term obligations	(63)
Other long-term obligations, less current portion	(1,700)
Acquired in-process research and development (IPRD)	91,520

Total	$201,167

The pro forma condensed combined balance sheet as of September 30, 2003 reflects acquired IPRD of approximately $91.5 million (see Section 4.9.5 for the valuation process of acquired IPRD). The following amount represents the values determined by CTI’s management to be attributable to the IPRD assets associated with the technology acquired in the Merger (in thousands):

September 30, 2003
BBR 2778 (NHL)	$78,050
BBR 2778 (MS)	6,643
MT-201	6,827

$91,520

As required by U.S. GAAP, the amount of in-process research and development (IPRD) will be expensed in the period the acquisition is completed. However, due to its non-recurring nature, this expensing of the in-process research and development has been excluded from the pro forma condensed combined consolidated statement of operations and included in the pro forma condensed combined consolidated balance sheet (see adjustment I). See Section 4.9.5 for further description regarding the IPRD assets.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect CTI’s deferred stock based compensation and transaction costs, to eliminate Novuspharma’s goodwill, other intangibles, and equity accounts, and to reflect changes in amortization charges resulting from these pro forma adjustments. The amounts presented to reflect the historical accounts of Novuspharma reflect the historical accounts reported in Euros in accordance with accounting standards generally accepted in the U.S. which were then translated to U.S. dollars using a spot rate of 1.1651 as of September 30, 2003 and an average rate of 1.1259 for the three months ended September 30, 2003.

The pro forma condensed combined financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (relating to the recognition of certain restructuring costs pursuant to a business combination). CTI is in the process of making these assessments and estimates of these costs are not currently known. Liabilities will be adjusted to reflect actual severance costs or relocation costs related to Novuspharma employees, or other costs associated with exiting activities of Novuspharma that would affect amounts in the pro forma condensed combined financial statements. The expected result of recording liabilities relating to EITF No. 95-3 will be primarily related to accrued liabilities (severance and facilities costs) with an offsetting adjustment to in-process research and development and to nonmonetary long-lived assets.

CTI has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the pro forma condensed combined financial statements are as follows:

(A)	Adjustment to eliminate CTI’s payable to Novuspharma and Novuspharma’s related receivable from CTI of $244,000 at September 30, 2003 for research and development services Novuspharma has been performing for CTI.

(B)	Adjustment to record the allocated value to property and equipment of $3,787,000 at September 30, 2003 based on pro rata allocation of excess purchase price.

(C)	Adjustment to eliminate Novuspharma’s net goodwill of $205,000 at September 30, 2003.

(D)	Adjustment to eliminate Novuspharma’s net other intangibles of $10,000 at September 30, 2003.

(E)	Adjustment to record Novuspharma’s net other intangibles representing assembled workforce of $3,654,000 at September 30, 2003 based on estimated fair values and a pro rata allocation of excess purchase price.

(F)	To reflect CTI’s transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling $6,000,000, including $3,418,000 that has been accrued or paid as of September 30, 2003 and is included in other assets and deferred charges. The estimated transaction costs of Novuspharma of $4,500,000 are not included in the pro forma adjustments.

(G)	Adjustment to eliminate Novuspharma’s historical shareholders’ equity accounts.

(H)	To reflect the issuance of approximately 16,074,000 shares of CTI common stock valued at $12.14 per share, or $195,167,000.

(I)

Adjustment to record deferred stock-based compensation of $724,000 related to restricted CTI stock to be issued to certain Novuspharma employees upon consummation of the Merger with restrictions that lapse after two years. Deferred stock-based compensation on restricted CTI stock was calculated based on the intrinsic value (fair value less the exercise price) at September 30, 2003. The intrinsic value was determined at September 30, 2003 as an estimate of the intrinsic value that will exist at the date of grant.

(J)	To reflect the write off of in-process research and development acquired by CTI of $91,520,000 at September 30, 2003.

(K)	Adjustment to eliminate research and development services performed by Novuspharma for CTI of $244,000 for the three months ended September 30, 2003.

(L)	Adjustment to record additional research and development expenses for the amortization expense for deferred compensation of $62,000 for the three months ended September 30, 2003 related to restricted CTI stock to be issued to certain Novuspharma employees.

(M)	Adjustment to record additional selling, general and administrative expenses for the amortization expense for deferred compensation of $28,000 for the three months ended September 30, 2003 related to restricted CTI stock to be issued to certain Novuspharma employees.

(N)	Adjustment to record additional selling, general and administrative expenses of $189,000 for the three months ended September 30, 2003 related to depreciation expense attributable to additional value allocated to property and equipment using an estimated useful life of five years.

(O)	Adjustment to record additional amortization of purchased intangibles of $183,000 for the three months ended September 30, 2003 attributable to the value allocated to assembled workforce using an estimated useful life of five years.

Note 3. Pro Forma Loss Per Share

The pro forma combined share and net loss per share data was prepared using the weighted average number of shares issues, the fixed exchange ratio of 2.45 shares of CTI common stock for each Novuspharma ordinary share and the assumed issuance of up to approximately 16,074,000 shares of CTI common stock on July 1, 2003 for the three months ended September 30, 2003. The impact of outstanding stock options and convertible debt has been excluded from the calculation of diluted net loss per share as the effect would be anti-dilutive.

4.10.4 Analysis of Pro Forma Operating Performance of the Company and Pro Forma Capital and Financial Position

4.10.4.1 Pro Forma income Statement Analysis for the Three Month Period ended September 30, 2003

Pro forma revenues were $6.6 million for the three-month period ended September 30, 2003. Revenues for CTI totaled $6.5 million and consisted of Trisenox product sales of $5.9 million and license and contract revenues of $0.6 million. Revenues for Novuspharma totaled less than $0.1 million and consisted of research grants and services provided to third parties.

Pro forma cost of product sold was $221,000 for the three-month period ended September 30, 2003. All cost of product sold relates to CTI as Novuspharma doesn’t have any commercial products. CTI’s cost of product sold consists primarily of manufacturing costs, allowances for excess inventory that may expire and become unsaleable, and royalties paid on product sales.

Pro forma research and development expenses were $31.4 million for the three-month period ended September 30, 2003. Research and development expenses for CTI and Novuspharma totaled $22.2 million and $9.2 million, respectively, and consist of (1) external direct expenses for compounds under development such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S.; (2) operating costs including personnel and occupancy expenses associated with developing these compounds; and (3) Discovery research costs which primarily include personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds.

Pro forma selling, general and administrative expenses were $15.1 million for the three-month period ended September 30, 2003. Selling, general and administrative expenses for CTI and Novuspharma were $13.3 million and $1.8 million, respectively, and consisted of personnel, operating and occupancy costs associated with supporting research, development and sales and marketing activities in addition to stock-based compensation charges.

Pro forma amortization of purchased intangibles was $0.5 million for the three-month period ended September 30, 2003. This amount primarily relates to assets CTI acquired from PolaRx in January 2000, which are being amortized over their remaining lives, estimated to be three to five years.

Pro forma loss from operations was $40.7 million for the three-month period ended September 30, 2003.

Pro forma investment income was $1.0 million for the three-month period ended September 30, 2003. Investment income for CTI and Novuspharma totaled $0.4 million and $0.6 million, respectively, and primarily consists of interest earned on securities available-for-sale.

Pro forma interest expense was $2.7 million for the three-month period ended September 30, 2003. Interest expense is primarily attributable to CTI’s convertible senior subordinated notes and convertible subordinated notes.

Pro forma net loss was $42.5 million for the three-month period ended September 30, 2003.

4.10.4.2 Pro Forma Analysis of Capital and Financial Position

The following reclassified pro forma balance sheets are provided in order to analyze trends of pro forma long-term assets, pro forma net working capital, pro forma net capital invested and pro forma net financial position as of September 30, 2003 compared to June 30, 2003 and December 31, 2002.

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Long-term assets	$51,017	$49,151	$50,225

Certain Current assets	13,046	14,226	12,458
Certain Current liabilities	(35,343)	(30,756)	(34,954)

Net working capital, as defined	(22,297)	(16,530)	(22,496)

Other long-term liabilities (excluding other long-term obligations and convertible notes)	(1,445)	(1,585)	(2,090)

Net capital invested	$27,275	$31,036	$25,639

Net financial position	$219,619	$253,288	$248,667
Convertible senior subordinated notes	(160,459)	(160,459)	(85,460)
Convertible subordinated notes	(29,640)	(29,640)	(29,640)
Stockholders’ equity	(56,795)	(94,225)	(159,206)

Net financial position, convertible subordinated and senior subordinated notes and stockholders’ equity	$(27,275)	$(31,036)	$(25,639)

4.10.4.3 Pro Forma Long-Term Assets

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Property, plant and equipment, net	$21,338	$19,843	$19,119
Note receivable from officer	—	—	3,500
Goodwill	12,064	12,064	12,064
Intangible assets, net	5,323	5,319	5,819
Other assets and deferred charges	12,292	11,925	9,723

	$51,017	$49,151	$50,225

Pro forma long-term assets at September 30, 2003 compared to June 30, 2003 increased by approximately $1.9 million mainly due to an increase in property, plant and equipment related to routine capital expenditures.

4.10.4.4 Pro Forma Net Working Capital, as defined

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Inventory	$798	$808	$878
Note receivable from officer	3,500	3,500	—
Accounts receivable, net	825	1,639	2,313
Prepaid expenses and other current assets	7,923	8,279	9,267

Certain Current assets	13,046	14,226	12,458

Accounts payable	4,442	5,876	8,218
Accrued liabilities	29,352	23,205	21,033
Accrued liability related to PolaRx acquisition	30	49	4,000
Current portion of deferred revenue	1,519	1,626	1,703

Certain Current liabilities	35,343	30,756	34,954

Net working capital, as defined	$(22,297)	$(16,530)	$(22,496)

Pro forma net working capital, as defined, at September 30, 2003 compared to June 30, 2003 decreased by approximately $5.8 million primarily due to an increase in accrued liabilities related to CTI. For an analysis of CTI’s accrued liabilities, see Paragraph 4.6 and 4.8.5.4 of this Chapter.

4.10.4.5 Pro Forma Net Financial Position

	September 30, 2003	June 30, 2003	December 31, 2002
	(In thousands)
Other long-term obligations	$(4,802)	$(5,537)	$(5,825)

Cash and cash equivalents	109,722	157,822	78,618
Securities available-for-sale	115,033	101,873	175,247
Interest receivable	1,559	1,488	2,932
Current portion of long-term obligations	(1,893)	(2,358)	(2,305)

Short-term liquidity	224,421	258,825	254,492

Net financial position	$219,619	$253,288	$248,667

Pro forma net financial position at September 30, 2003 compared to June 30, 2003 decreased by approximately $33.7 million primarily due to the net decrease in cash and cash equivalents and securities available-for-sale relating to cash used in operations.

4.11. Primary differences between U.S. GAAP and Italian GAAP

The following paragraphs identify the primary differences between U.S. GAAP and Italian GAAP as these differences relate to CTI and Novuspharma. The purpose of these paragraphs is not to provide a complete and exhaustive listing of all of the differences between U.S. GAAP and Italian GAAP, but to provide an overview of the primary differences as they relate to CTI and Novuspharma.

Revenue recognition

There is no difference in revenue recognition between U.S. GAAP and Italian GAAP with the exception of earnings from licensing agreements including up-front and milestone payments of cash and stock. These payments may be received as cash or in stock. Under Italian GAAP, such are recorded as revenue upon receipt.

Under U.S. GAAP, nonrefundable and noncreditable milestone payments are recognized as revenue when earned, which is when the specific acts that coincide with the achievement of substantive elements in the related collaboration agreement are achieved; however, up-front fees should be deferred and amortized over the life of the arrangement, which is considered to be the research and development phase of the arrangement.

Accounting for Investments in debt and equity securities (marketable securities)

Under U.S. GAAP, investments in debt and equity securities are accounted for according to FAS 115 “Accounting for Investments in Debt and Equity Securities.” The statement divides investments into one of the following categories: available for sale securities, trading securities, and held to maturity securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.

According to Italian GAAP, marketable securities are classified into two categories. If the marketable securities are intended to be held for longer than twelve months, they are classified as long-term financial assets, which are recorded at cost and written down for any other than temporary declines in market value. If the marketable securities are intended to be held for less than twelve months, they are classified as current financial assets, which are recorded at the lower of cost or fair market value, any changes in their recorded value are included in current earnings.

Accounting for stock-based compensation (stock options)

Under U.S. GAAP, employee stock options can be accounted for under APB 25 or FAS 123, but if treatment under APB 25 is chosen the reporting entity is required to disclose the effect of accounting treatment according to FAS 123 in the footnotes to the financial statements. CTI accounts for options under APB 25. Under APB 25, for fixed options granted to employees, U.S. GAAP requires that compensation expense be recognized to the extent that the exercise price of stock options granted is less than the deemed fair market value of the stock on the measurement date(s). Compensation expense is generally recorded over the period the employee vests in the options.

For options granted to non-employees, EITF 96-18 requires that stock-based compensation expense should be measured based upon the deemed fair value of the options, which will fluctuate until the options are earned. Italian GAAP does not require any accounting treatment for any stock options, although plan information must be included.

Research and development costs

Under U.S. GAAP, research and development costs are expensed as incurred. Under Italian GAAP, research and development costs are generally expensed, but some costs can be capitalized and amortized over a period of one to five years.

Set-up costs

According to U.S. GAAP, set-up costs are expensed as incurred, but under Italian GAAP, some set-up costs can be capitalized and amortized over a period of one to five years.

Initial public offering costs

According to U.S. GAAP, the costs associated with an initial public offering are charged against the proceeds of the offering. IPO costs under Italian GAAP are capitalized and amortized over a five-year period.

Accounting for lease agreements

Under U.S. GAAP, capital leases are recorded as an asset and an obligation at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term, excluding that portion of the payments representing executory costs. Italian GAAP does not differentiate between capital and operating leases. Italian GAAP treatment of leases is similar to that of operating lease treatment under U.S. GAAP with lease payments being expensed as incurred and the asset being recorded at its purchase price after the purchase option has been exercised. CTI did not have any outstanding lease obligations in the years 2002, 2001 and 2000 and the first nine months of 2003.

Accounting for treasury stock

According to U.S. GAAP treasury stock is usually recorded at cost in shareholders’ equity and not adjusted. If the stock is subsequently re-sold, any difference between the recorded value and sale value is applied to additional paid in capital. According to Italian GAAP treasury stock purchased to be held over the long term must be recorded with financial fixed assets and consequently it is valued at cost, adjusted if necessary to account for any other than temporary declines in market value. In shareholders’ equity a reserve has to be established for an amount equal to the treasury stock recorded in assets. Additionally, treasury stock restricts a company’s ability to distribute accumulated earnings, if any, equal to the amount of treasury stock being held.

Beneficial Conversion Features

It is a common practice of American companies to issue preferred stock (“preferred stock”) convertible into common shares. The difference as of the issuance date between (i) fair value of common shares that will be received by the shareholders if they choose to convert and (ii) the price paid by the shareholders for the preferred stock (adjusted for the fair value of warrants and certain other issuance costs) is defined as a beneficial conversion feature for the shareholder (“beneficial conversion feature”). Under U.S. GAAP, the deemed fair value of the conversion feature associated with convertible preferred stock must be treated as a dividend (“deemed dividend”) for the shareholders who own preferred stock. This deemed dividend on preferred stock is included in a company’s earnings (losses) immediately or over a period of time, depending on circumstances, and is presented on a separate line below the earnings (losses) for the period which determines the “profit (loss) for the period for common stockholders.”

Italian GAAP does not include accounting treatment for the various beneficial conversion features described under U.S. GAAP.

Accretion to Redemption Value

Similarly, when a company issues debt or redeemable preferred stock with detachable warrants, the proceeds received must be allocated amongst the fair value of the debt and the fair value of the warrants which results in debt discount which is equal to proceeds which were allocated to the warrants. That discount is amortized to interest expense as an adjustment to the effective yield of the debt over the life of the debt.

Additionally, if redemption of preferred stock is outside the control of the issuing company and the redemption price exceeds the issuance price of the underlying preferred stock, that difference must be accreted to its redemption value. The accretion is added to the company’s net loss to arrive at net loss applicable to common stockholders.

Italian GAAP does not include accounting treatment for detachable warrants.